Exhibit 2
                                                                   ---------









                            ASSET PURCHASE AGREEMENT


                                BY AND BETWEEN


                          FIRST MEDIA TELEVISION, L.P.,


                                  AS SELLER


                                     AND


                             MEREDITH CORPORATION,


                                   AS BUYER



                         DATED AS OF JANUARY 23, 1997

                               TABLE OF CONTENTS
                               -----------------
(Page numbers have been changed from original document to reflect currrent page numbers in document filed with commission)
                                                                          PAGE
                                                                          ----

SECTION 1.     CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . .   6

          1.1  Terms Defined in this Section  . . . . . . . . . . . . . .   6
          1.2  Terms Defined Elsewhere in this Agreement  . . . . . . . .  11
          1.3  Rules of Construction  . . . . . . . . . . . . . . . . . .  12

SECTION 2.     PURCHASE AND SALE OF ASSETS; ASSET VALUE . . . . . . . . .  12

          2.1  Purchase and Sale  . . . . . . . . . . . . . . . . . . . .  12
          2.2  Excluded Assets  . . . . . . . . . . . . . . . . . . . . .  13
          2.3  Escrow Agreement . . . . . . . . . . . . . . . . . . . . .  14
          2.4  Purchase Price; Allocation . . . . . . . . . . . . . . . .  15
          2.5  Prorations and Adjustments . . . . . . . . . . . . . . . .  15
          2.6  Payment of Purchase Price and Prorations and Adjustments .  18
          2.7  Assumption of Liabilities and Obligations  . . . . . . . .  18

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . .  19

          3.1  Organization and Authority of Seller and License
               Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  19
          3.2  Authorization and Binding Obligation . . . . . . . . . . .  20
          3.3  Absence of Conflicting Agreements; Consents  . . . . . . .  20
          3.4  Governmental Licenses  . . . . . . . . . . . . . . . . . .  21
          3.5  Real Property  . . . . . . . . . . . . . . . . . . . . . .  21
          3.6  Tangible Personal Property . . . . . . . . . . . . . . . .  23
          3.7  Assumed Contracts  . . . . . . . . . . . . . . . . . . . .  23
          3.8  Intangibles  . . . . . . . . . . . . . . . . . . . . . . .  24
          3.9  Financial Statements . . . . . . . . . . . . . . . . . . .  24
          3.10 Taxes and Tax Returns  . . . . . . . . . . . . . . . . . .  24
          3.11 Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  24
          3.12 Reports  . . . . . . . . . . . . . . . . . . . . . . . . .  24
          3.13 Personnel  . . . . . . . . . . . . . . . . . . . . . . . .  24
          3.14 Claims and Legal Actions . . . . . . . . . . . . . . . . .  25
          3.15 Compliance with Laws . . . . . . . . . . . . . . . . . . .  25
          3.16 Conduct of Business in Ordinary Course . . . . . . . . . .  25
          3.17 Environmental Matters  . . . . . . . . . . . . . . . . . .  26
          3.18 Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .  28
          3.19 Transactions With Affiliates . . . . . . . . . . . . . . .  29
          3.20 Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          3.21 Employee Benefits  . . . . . . . . . . . . . . . . . . . .  29

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

          3.22 Ownership of Assets. . . . . . . . . . . . . . . . . . . .  30
          3.23 Foreign Person . . . . . . . . . . . . . . . . . . . . . .  30
          3.24 Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  30
          3.25 Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . .  30
          3.26 Ownership of License Subsidiaries  . . . . . . . . . . . .  30

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . .  30

          4.1  Organization, Standing and Authority . . . . . . . . . . .  30
          4.2  Authorization and Binding Obligation . . . . . . . . . . .  31
          4.3  Absence of Conflicting Agreements and Required Consents  .  31
          4.4  Buyer Qualifications . . . . . . . . . . . . . . . . . . .  31
          4.5  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .  31
          4.6  Availability of Funds  . . . . . . . . . . . . . . . . . .  32

SECTION 5.     OPERATIONS OF THE STATIONS PRIOR TO CLOSING  . . . . . . .  32

          5.1  Generally  . . . . . . . . . . . . . . . . . . . . . . . .  32
          5.2  Goodwill; Expenditures . . . . . . . . . . . . . . . . . .  34
          5.3  Dispositions . . . . . . . . . . . . . . . . . . . . . . .  34
          5.4  Encumbrances . . . . . . . . . . . . . . . . . . . . . . .  34
          5.5  Access to Information  . . . . . . . . . . . . . . . . . .  34
          5.6  Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  35
          5.7  [Intentionally Omitted]  . . . . . . . . . . . . . . . . .  35
          5.8  Financial Information  . . . . . . . . . . . . . . . . . .  35
          5.9  Representations and Warranties . . . . . . . . . . . . . .  35
          5.10 Notice of Proceedings  . . . . . . . . . . . . . . . . . .  35
          5.11 Notice of Certain Developments . . . . . . . . . . . . . .  35

SECTION 6.     SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . .  36

          6.1  FCC Consent  . . . . . . . . . . . . . . . . . . . . . . .  36
          6.2  Certain Leases . . . . . . . . . . . . . . . . . . . . . .  37
          6.3  HSR Act Filing . . . . . . . . . . . . . . . . . . . . . .  37
          6.4  Confidentiality  . . . . . . . . . . . . . . . . . . . . .  38
          6.5  Cooperation  . . . . . . . . . . . . . . . . . . . . . . .  39
          6.6  Control of the Stations  . . . . . . . . . . . . . . . . .  39
          6.7  Accounts Receivable  . . . . . . . . . . . . . . . . . . .  40
          6.8  Access to Books and Records  . . . . . . . . . . . . . . .  41
          6.9  Employee Matters . . . . . . . . . . . . . . . . . . . . .  41
          6.10 Cure . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
          6.11 Cash Flow Certificates . . . . . . . . . . . . . . . . . .  44
          6.12 Environmental Reports  . . . . . . . . . . . . . . . . . .  44
          6.13 Partial Closings . . . . . . . . . . . . . . . . . . . . .  45

SECTION 7.     CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER  . . . . . .  50

          7.1  Conditions to Obligations of Buyer . . . . . . . . . . . .  50
          7.2  Conditions to Obligations of Seller  . . . . . . . . . . .  51

SECTION 8.     CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . .  53

          8.1  Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  53
          8.2  Deliveries by Seller . . . . . . . . . . . . . . . . . . .  54
          8.3  Deliveries by Buyer  . . . . . . . . . . . . . . . . . . .  56

SECTION 9.     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . .  57

          9.1  Termination of Agreement . . . . . . . . . . . . . . . . .  57
          9.2  Procedure and Effect of Termination  . . . . . . . . . . .  58
          9.3  Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . .  60

SECTION 10.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
               CERTAIN REMEDIES . . . . . . . . . . . . . . . . . . . . .  60

         10.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . .  60
         10.2  Indemnification by Seller  . . . . . . . . . . . . . . . .  60
         10.3  Indemnification by Buyer . . . . . . . . . . . . . . . . .  63
         10.4  Procedure for Indemnification  . . . . . . . . . . . . . .  63

SECTION 11.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . .  65

         11.1  Fees and Expenses  . . . . . . . . . . . . . . . . . . . .  65
         11.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  65
         11.3  Benefit and Binding Effect . . . . . . . . . . . . . . . .  66
         11.4  Further Assurances . . . . . . . . . . . . . . . . . . . .  67
         11.5  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . .  67
         11.6  Entire Agreement . . . . . . . . . . . . . . . . . . . . .  67
         11.7  Waiver of Compliance; Consents . . . . . . . . . . . . . .  67
         11.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . .  68
         11.9  Severability . . . . . . . . . . . . . . . . . . . . . . .  68


                                    Exhibits
                                    --------

Exhibit 1.1    Indemnification Fund Agreement
Exhibit 2.3    Escrow Agreement
Exhibit 6.1    WOFL/WOGX Trust Agreement
Exhibit 8.2(f) Opinion of Counsel to Seller
Exhibit 8.3(e) Opinion of Counsel to Buyer

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



                                   Schedules
                                   ---------


Schedule 1.1        Cash Flow
Schedule 2.1        Interest in Television Alliance Group, Inc.
Schedule 2.2(g)     Excluded Contracts
Schedule 2.2(k)     Excluded Assets: Subsidiaries of Seller
Schedule 2.2(l)     Excluded Assets
Schedule 3.1        Qualifications
Schedule 3.3        Absence of Conflicting Agreements; Consents
Schedule 3.4        Governmental Licenses
Schedule 3.5        Real Property
Schedule 3.6        Tangible Personal Property
Schedule 3.7        Contracts
Schedule 3.8        Intangibles
Schedule 3.9        Financial Statements
Schedule 3.10       Tax and Tax Returns
Schedule 3.11       Insurance
Schedule 3.13       Personnel
Schedule 3.14       Claims and Legal Actions
Schedule 3.16       Conduct of Business in Ordinary Course
Schedule 3.17       Environmental
Schedule 3.19       Transactions with Affiliates
Schedule 3.21       Employee Benefits
Schedule 5.1        Certain Changes
Schedule 6.2        Certain Leased Assets


















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

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement is dated as of January 23, 1997, by and between First Media Television, L.P., a Delaware limited partnership ("Seller"), and Meredith Corporation, an Iowa corporation ("Buyer").

                                R E C I T A L S:

     A. Seller owns and operates Television Stations WCPX(TV), Orlando, Florida (the "Florida Station"), KPDX(TV), Vancouver, Washington and KFXO-LP, Bend, Oregon (together, the "Northwest Station"), WHNS(TV), Asheville, North Carolina (the "Carolina Station"; each of the Florida Station, the Northwest Station and the Carolina Station is hereinafter referred to as a "Station" and collectively as the "Stations"). WCPX License Partnership, a Delaware general partnership owns all of the FCC Licenses relating to the Florida Station; KPDX License Partnership, a Delaware general partnership, owns all of the FCC Licenses relating to the Northwest Station; and WHNS License Partnership, a Delaware general partnership owns all of the FCC Licenses relating to the Carolina Station.

     B. Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of the Stations, on the terms and conditions hereinafter set forth. Seller will cause the License Subsidiaries to assign the FCC Licenses to Buyer at Closing in accordance with the terms and provisions of this Agreement.

                              A G R E E M E N T S:

     In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1.  CERTAIN DEFINITIONS

     1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

     "Accounts Receivable" means the rights of Seller as of the Closing Date to payment for the sale of advertising time and other goods and services by any Station prior to the Closing Date.

     "Affiliate" means, with respect to any Person any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "Assets" means the assets to be transferred or otherwise conveyed by Seller to Buyer under this Agreement, as specified in Section 2.1.

     "Assumed Contracts" means (a) all Contracts listed on Schedules 3.5, 3.7 and 3.13, and all Contracts of the type described in Sections 3.5, 3.7 and 3.13 that are not required to be listed thereon pursuant to the exceptions set forth in such Sections; (b) Contracts entered into with advertisers for the sale of advertising time for cash or production services in the ordinary course of business; (c) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (d) other Contracts entered into by Seller between the date of this Agreement and the Closing Date in compliance with Section 5.1; provided that Assumed Contracts shall in no event include Excluded Contracts.

     "Business Day" means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or the State of Georgia or is a day on which the Escrow Agent or banking institutions located in the State of Georgia are authorized or required by law or other governmental action to close.

     "Cash Flow" has the meaning set forth on Schedule 1.1.

     "Closing" means the consummation of the sale and acquisition of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

     "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

     "Contracts" means all contracts, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) of Seller or to which Seller is a party or that are binding upon Seller and that relate to or affect the Assets or the business or operations of any Station, and (a) that are in effect on the date of this Agreement or (b) that are entered into by Seller between the date of this Agreement and the Closing Date, but excluding any Contracts that terminate between the date of this Agreement and the Closing Date.

     "Effective Time" means with respect to each Station, 12:01 a.m. local time for the city to which such Station is licensed, on the Closing Date.

     "Employee Plan" means any retirement, severance, medical, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which either of the Seller or any entity related to Seller (under the terms of Sections 414 (b) or (c) of the Code) contributes or which either of the Seller or any entity related to Seller (under the terms of Sections 414 (b) or (c)of the Code) sponsors or maintains.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Amount" means the sum of the Escrow Deposit, and all interest or earnings accrued thereon.

     "Escrow Deposit" means the sum of Twenty-One Million Seven Hundred Fifty Thousand Dollars ($21,750,000) which is being deposited by Buyer with Union Bank of California, N.A. (the "Escrow Agent") in immediately available funds on the date hereof to secure the obligations of Buyer to close under this Agreement, with such deposit being held by the Escrow Agent in accordance with the Escrow Agreement executed among Buyer, Seller and Escrow Agent on the date hereof.

     "FCC" means the Federal Communications Commission.

     "FCC Consent" means actions by the FCC granting its consent to the assignment of the FCC Licenses by the License Subsidiaries to Buyer as contemplated by this Agreement.

     "FCC Licenses" means those Licenses issued by the FCC to Seller or any License Subsidiary in connection with the business and operations of any Station.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification Amount" means the sum of the current Indemnification Deposit, and all interest or earnings accrued thereon.

     "Indemnification Deposit" means on the Closing Date Twenty Million Dollars ($20,000,000) of the Purchase Price, to be deposited at Closing by Buyer, and on the date that is nine months after the Closing Date means Ten Million Dollars ($10,000,000) plus the sum of (I) the amount of any claims previously paid from the Indemnification Amount and (ii) an amount sufficient to satisfy any claims pending on such date made by Buyer with respect to indemnification under Section 10 hereof pursuant to the Indemnification Fund Agreement.

     "Indemnification Fund Agreement" means the Indemnification Fund Agreement among Buyer, Seller and Union Bank of California, N.A. ("Indemnification Escrow Agent") substantially in the form attached hereto as Exhibit 1.1, in accordance with which Buyer shall, at Closing, deposit with Indemnification Escrow Agent Twenty Million Dollars ($20,000,000), which amount shall be reduced in accordance with the terms hereof, and shall provide a fund for the payment of any claims for which Buyer may be entitled to indemnification as provided in
Section 10 hereof (the "Indemnification Fund").

     "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, computer programs and computer license interests to the extent owned by and transferable by Seller, patents, permits, jingles, proprietary information, technical information and data, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and that are used or useful in the business and operations of any Station, together with any additions thereto between the date of this Agreement and the Closing Date.

     "License Subsidiaries" means, collectively, the following entities (a) with respect to Television Station WCPX(TV), Orlando, Florida, WCPX License Partnership, a Delaware general partnership, (b) with respect to Television Station WHNS(TV), Asheville, North Carolina, WHNS License Partnership, a Delaware general partnership and (c) with respect to KPDX(TV), Vancouver, Washington, and KFXO-LP, Bend, Oregon, KPDX License Partnership, a Delaware general partnership.

     "Licenses" means all licenses, permits, construction permits and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller or any License Subsidiary, currently in effect and used in connection with the conduct of the business or operations of any Station, together with any additions thereto between the date of this Agreement and the Closing Date.

     "Material Adverse Change" means a material adverse change in Seller's financial condition, taken as a whole, or of the Assets, taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (a) factors affecting the television industry generally, (b) general national, regional or local economic or financial conditions, (c) governmental or legislative laws, rules or regulations, or (d) actions taken by Buyer or any Affiliate of Buyer).

     "Permitted Liens" means (a) liens for taxes not yet due and payable; (b) landlord's liens and liens for property taxes not delinquent; (c) statutory liens that were created in the ordinary course of business not delinquent; (d) restrictions or rights granted to governmental authorities under applicable law; (e) zoning, building, or similar restrictions relating to or affecting property; (f) all matters of record disclosed on Schedule 3.5 as "continuing", including leasehold interests in real property owned by others and operating leases for personal property and leased interests in property leased to others;
(g)(1) liens or encumbrances on the Real Property, currently of record (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment, lien or statutory claim of lien or any other title exception or defect that is monetary in nature, Seller hereby agreeing to pay and satisfy of record any such title defect or exception) and (2) other liens or encumbrances on the Real Property, that do not materially affect the current use and enjoyment thereof in the operation of the Assets and (I) the Assumed Liabilities (as hereinafter defined).

     "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

     "Real Property" means (a) all fee estates in real property, and all buildings and other improvements thereon, owned or held by Seller that are used or useful in the business or operations of any Station; and (b) leases of any real property under which Seller is the lessee, together with any additions thereto between the date of this Agreement and the Closing Date.

     "Required Consents" means such Consents as listed on Schedule 3.3 that are designated with a double asterisk.

     "Station's Business" means the businesses currently conducted by any of the Stations, taken as a whole, including the Assets and operations thereof and the Assumed Liabilities to be sold or assumed pursuant to this Agreement.

     "Stations' Business" means the business currently conducted by all of the Stations, taken as a whole, including the assets and operations thereof and the Assumed Liabilities to be sold or assigned pursuant to this Agreement.

     "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by Seller that is used or useful in the conduct of the business or operations of any Station, together with any additions thereto between the date of this Agreement and the Closing Date.

     "Tax" means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Tax Return" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted by Seller relating to the Stations to any governmental authority with respect to any Tax.

     "WOFL" means WOFL(TV), Orlando, Florida.

     "WOGX" means WOGX(TV), Ocala, Florida.

     "WOFL/WOGX Trust" means the trust created pursuant to the WOFL/WOGX Trust Agreement.

     "WOFL/WOGX Trust Agreement" means the trust agreement to be entered into by and between Buyer and a trustee selected by Buyer, in substantially the form of Exhibit 6.1.

     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                               Section
----                               -------

Applicable Environmental Laws      Section 3.17(a)
Assumed Employees                  Section 6.9(a)
Assumed Liabilities                Section 2.7
Buyer                              Preamble
Carolina Station                   Recitals
Certain Leased Assets              Section 6.2
Claimant                           Section 10.4(a)
Collection Period                  Section 6.7(a)
Deeds                              Section 8.2(a)
DOJ                                Section 6.3
Employees                          Section 3.13
Escrow Agreement                   Section 2.3
Escrow Agent                       Section 1.1
Estimated Purchase Price           Section 2.4
Excluded Contracts                 Section 2.2(g)
Financial Statements               Section 3.9
Florida Station                    Recitals
FTC                                Section 6.3
Hazardous Substance                Section 3.17(a)
Indemnification Escrow Agent       Section 1.1
Indemnification Fund               Section 1.1
Indemnifying Party                 Section 10.4(a)
Interruption Notice                Section 8.1(a)(3)

Northwest Station                  Recitals
Purchase Price                     Section 2.4
Seller                             Preamble
Station                            Recitals
Stations                           Recitals

     1.3 Rules of Construction. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Schedule or
Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit hereto, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


SECTION 2.  PURCHASE AND SALE OF ASSETS; ASSET VALUE

     2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to (and in the case of the FCC Licenses, Seller agrees to cause the License Subsidiaries to) transfer, convey, assign and deliver to Buyer on the Closing Date, and Buyer agrees to acquire, all of Seller's (and in the case of the FCC Licenses, the License Subsidiaries') right, title and interest in the tangible and intangible assets used or useful in connection with the conduct of the business or operations of any Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding assets disposed of between the date of this Agreement and the Closing Date in accordance with the provisions of this Agreement and the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including the following:

          (a)  the Tangible Personal Property;

          (b)  the Real Property;

          (c) the Licenses (other than the FCC Licenses) and the rights or interests of the License Subsidiaries in the FCC Licenses;

          (d) the Assumed Contracts and the interest set forth on Schedule 2.1 in Television Alliance Group, Inc. relating thereto;

          (e)  the Intangibles;

          (f) all of Seller's proprietary information, technical information and data, maps, computer discs and tapes, FCC logs, plans, diagrams, blueprints and schematics, including filings with the FCC, relating to the business and operation of any Station;

          (g) all books and records of Seller relating solely to the business or operations of any Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by any Station, other than account books of original entry and such files and records that are maintained at the corporate offices of the general partner of Seller's general partner for tax and accounting purposes;

          (h) all deposits and prepaid expenses of Seller with respect to items that are prorated in Section 2.5 below;

          (I) Certain Leased Assets, as defined below in Section 6.2 and described in Schedule 6.2; and

          (j)  equipment warranties to the extent transferable by Seller.

     2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include the following:

          (a) cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, Treasury bills and marketable securities and other securities of Seller;

          (b) except as otherwise provided in Section 6.9, contracts of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

          (c) except as otherwise provided in Section 6.9, any pension, profit-sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans (including any insurance contracts or policies related thereto), and the assets thereof and any rights thereto, and all other plans, agreements or understandings to provide employee benefits of any kind for employees of Seller;

          (d)  Accounts Receivable;

          (e) tangible personal property disposed of or consumed in the ordinary course of the business of Seller, and in compliance with this Agreement, between the date of this Agreement and the Closing Date;

          (f) claims of Seller with respect to transactions arising prior to the Closing Date, including, without limitation, rights and interests of Seller in and to any claims for tax refunds (including, but not limited to, federal, state or local franchise, income or other taxes) and causes of action and claims of Seller under contracts and with respect to other transactions with respect to events occurring prior to the Closing Date and all claims for other refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Closing Date;

          (g) Contracts that are not Assumed Contracts, including those listed on Schedule 2.2(g) (the "Excluded Contracts");

          (h) Seller's partnership records and other books and records that pertain to internal partnership matters of Seller and Seller's account books of original entry with respect to any Station, and any other Assets, and all original accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Seller relating to Seller's operation of the business of any Station and any other Assets prior to Closing;

          (I) the deposits and prepaid expenses of Seller with respect to the items that are not subject to adjustment under Section 2.5 hereof;

          (j) rights to and goodwill in the name "First Media" or any logo, variation or derivation thereof;

          (k) Seller's interests in the License Subsidiaries and in the subsidiaries of Seller described on Schedule 2.2(k); and

          (l)  Seller's interests in the assets described on Schedule 2.2(l).

     Notwithstanding anything to the contrary set forth in this Agreement, no representations, warranties or covenants are made with respect to the Excluded Assets.

     2.3 Escrow Agreement. The parties hereto acknowledge that pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit 2.3 (the "Escrow Agreement") executed by and among Buyer, Seller and Escrow Agent:

          (a) Concurrent with the execution hereof, or not later than January 24, 1997, pursuant to the terms of the Escrow Agreement, Buyer has delivered the Escrow Deposit to the Escrow Agent to be held by the Escrow Agent to secure Buyer's timely performance and fulfillment of its obligations under this Agreement.

          (b) At the Closing, Buyer and Seller shall cause Escrow Agent to pay the Escrow Amount over to Seller and the amount to be paid by Buyer to Seller in respect of the Purchase Price shall be reduced by the Escrow Amount.

          (c) In the event of a termination of this Agreement, the Escrow Amount shall be paid in accordance with Section 9.2 hereof.

     2.4 Purchase Price; Allocation. The purchase price for the Assets (the "Purchase Price") shall be Four Hundred Thirty-Five Million Dollars ($435,000,000), which sum shall be (a) reduced by the amount of the Escrow Amount on the Closing Date, that is delivered by Escrow Agent to Seller at the Closing as a credit against the Purchase Price; (b) subject to upward or downward adjustment, as the case may be, on and after the Closing Date pursuant to Section 2.5(a) below; and (c) reduced by $20,000,000, which Buyer shall deliver to the Indemnification Escrow Agent, by wire transfer of immediately available funds to such account as designated in writing to Buyer by Seller or the Indemnification Escrow Agent, to be held and disposed of by the Indemnification Escrow Agent pursuant to the Indemnification Fund Agreement (such adjusted Purchase Price, the "Estimated Purchase Price").

     Following the Closing, Buyer shall retain, at Buyer's expense, a recognized appraisal firm to appraise the Stations and the Assets and shall provide Seller with a copy of such appraisal within 90 days after the Closing Date. If the results of Buyer's appraisal are acceptable to Seller and Buyer, Seller and Buyer agree to allocate the Purchase Price among the Stations and the Assets for financial accounting and tax purposes in accordance with such appraisal and to report for financial accounting and tax purposes the sale and purchase of the Assets contemplated by this Agreement on the basis of such allocation. If, within a reasonable period of time after delivery of the appraisal, Buyer and Seller are unable to agree upon the appraisal, the party that does not agree with the appraisal shall notify the other party and neither party shall be required to report for tax purposes the sale and purchase of the assets on the basis of such appraisal.

     2.5  Prorations and Adjustments.

          (a) Prorations and Adjustments. The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses as provided for herein. All revenues and all expenses arising from the operation of any Station, including tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, including program license payments, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), employee compensation, including wages, salaries, commissions, music license fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles and to effect the principle that Seller shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the operations of any Station for the period prior to the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the operations of any Station for the period after the Effective Time, subject to the following:

               (1) There shall be no adjustment for, and Seller shall remain solely liable with respect to, any Excluded Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.7.

               (2) No adjustment or proration to the Purchase Price shall be made in favor of Seller or Buyer for the amount, if any, by which the value of the goods or services to be received by any Station under its trade or barter agreements as of the Effective Time for such Station exceeds, or is less than, the value of any advertising time remaining to be run by such Station as of the Effective Time.

               (3) There shall be no adjustment or proration to the Purchase Price for program barter. There shall be no adjustment or proration to the Purchase Price of the payments due under the film or programming license agreements except as expressly specified in this Section 2.5(a)(3). Except as set herein for the month in which Closing occurs, Seller shall be responsible for filing and paying all film or programming license fees due and payable as of the Effective Time, and Buyer shall be responsible for filing and paying all such fees after the Effective Time; provided that for the month in which the Closing occurs, such obligations for such month shall be allocated on a pro-rata basis based on the day of the month in which the Closing occurs. Deposits for film and programming agreements shall be fully credited to the Seller; provided, however that on the Closing Date, such credit will be reduced on a pro-rated basis based on the length of the term that the film or program was available to be aired on the Station prior to Closing and the total length of the term that the film or program is available to air on the Station.

               (4) There shall be no adjustment or proration for sick and personal days, severance pay or earned vacation time accrued on or prior to the Closing Date by any employee of Seller, all of which shall be assumed by Buyer.

          (b) Manner of Determining Prorations and Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.5(a), will be determined in accordance with the following procedures:

               (1) Seller shall prepare and deliver to Buyer not later than five days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments or prorations to the Purchase Price under Section 2.5(a). The preliminary settlement statement shall contain all information reasonably necessary to determine the adjustments or prorations to the Purchase Price under Section 2.5(a), including appropriate supporting documentation, to the extent such adjustments or prorations can be determined or estimated as of the date of the preliminary settlement statement. The preliminary settlement statement shall be signed at Closing by an officer of the general partner of Seller's general partner after due inquiry by such officer but without personal liability to such officer.
The adjustments and prorations to the Purchase Price to be made at Closing shall be based upon the Preliminary Settlement Statement.

               (2) Not later than ninety days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of any changes to the adjustments and prorations made at Closing. Buyer's statement
(A) shall contain all information reasonably necessary to determine the adjustments and prorations to the Purchase Price under Section 2.5(a), including appropriate supporting documentation, and such other information as may be reasonably requested by Seller, and (B) shall be certified by Buyer to be true and complete to Buyer's knowledge. Seller shall have the right to visit the Stations to verify and review such documentation upon providing reasonable notice to Buyer. If Seller disputes the adjustments and prorations determined by Buyer, it shall deliver to Buyer within sixty days after its receipt of Buyer's statement a statement setting forth its determination of the adjustments and prorations. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the sixty-day period specified in the preceding sentence, Buyer's determination of the adjustments and prorations shall be conclusive and binding on the parties as of the last day of the sixty-day period.

               (3) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the adjustments and prorations. If the parties are unable to resolve the dispute within fifteen days following the delivery of Seller's statement pursuant to Section 2.5(b)(2), Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. If the parties are unable to agree on the designation of an independent certified public accountant, the selection of the accountant to resolve the dispute shall be submitted to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant, and, if necessary, for arbitration to pick such accountant, shall be split equally between the parties.

               (4) Amounts payable to the Stations from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office that relate to the period prior to the Effective Time may not be determinable or paid within the period provided in this Section 2.5 for final determination of adjustments. In that event, notwithstanding the provisions of this Section 2.5, Buyer and Seller agree to cooperate fully in future copyright filings and to allocate any future copyright proceeds in accordance with Section 2.5 until such time as all such proceeds with respect to the period prior to the Effective Time are paid.

     2.6 Payment of Purchase Price and Prorations and Adjustments. The Purchase Price shall be paid by Buyer to Seller as follows:

          (a) Payment of Estimated Purchase Price At Closing. At the Closing, Buyer shall pay or cause to be paid to Seller the Estimated Purchase Price by federal wire transfer of same-day funds pursuant to wire instructions which instructions shall be delivered to Buyer by Seller at least two business days prior to the Closing Date.

          (b)  Payments to Reflect Prorations and Adjustments.

               (1)  If the Purchase Price as finally determined pursuant to
Section 2.5(b) exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in immediately available funds within five business days after the date on which the Purchase Price is determined pursuant to Section 2.5(b), the difference between the Purchase Price and the Estimated Purchase Price.

               (2)  If the Purchase Price as finally determined pursuant to
Section 2.5(b) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five business days after the date on which the Purchase Price is determined pursuant to Section 2.5(b), the difference between the Purchase Price and the Estimated Purchase Price.

               (3) If any dispute arises over the amount to be refunded or paid, such refund or payment shall nevertheless be made to the extent any amount is not in dispute.

     2.7 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform (a) any obligation or liability of Seller and the License Subsidiaries under the Assumed Contracts, including the collective bargaining agreement referenced on
Schedule 3.13 to the extent that either (1) the obligations and liabilities relate to the period after the Effective Time or (2) the Purchase Price was reduced pursuant to Section 2.5(a) as a result of the proration or adjustment of such obligations and liabilities; (b) any liability or obligation to any former employee of Seller who has been hired by Buyer, attributable to any period of time on or after the Closing Date; (c) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the business or operations of any Station or any of the Assets with respect to any events or circumstances that occur or arise on or after the Closing Date; (d) any severance or other liability arising out of the termination of any employee's employment with or by Buyer on or after the Closing Date; (e) any duty, obligation or liability relating to any pension, 401(k) or other similar plan, agreement or arrangement provided by Buyer to any employee or former employee of Seller on or after the Closing Date and (f) all state and local sales or use taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale of the Assets hereunder (all of the foregoing, together with other liabilities or obligations expressly assumed by Buyer hereunder, are referred to herein collectively as the "Assumed Liabilities"). Buyer shall not be required to assume any of the following:
(i) any obligations or liabilities under any Excluded Contract, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Effective Time except insofar as a proration or adjustment therefor is made in favor of Buyer under Section 2.5(a), (iii) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the business or operations of any Station or any of the Assets with respect to any events or circumstances that occur or exist prior to the Closing Date, (iv) any credit agreements, note purchase agreements, indentures, or other financing arrangements (other than any Assumed Contracts) of Seller, and (v) subject to Section 6.12, any liability under Applicable Environmental Laws relating to the period prior to Closing. Buyer shall perform all obligations arising out of the Assets (including the Assumed Contracts and the Licenses) on or after the Closing Date. Seller shall retain all liabilities of Seller not assumed by Buyer.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1  Organization and Authority of Seller and License Subsidiaries.
Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to conduct business in the States set forth on Schedule 3.1. Seller has the requisite partnership power and authority to own and operate the Assets owned and operated by it, to carry on the business of the Stations now being conducted by it, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms. Each License Subsidiary is a duly formed general partnership. Each License Subsidiary has the requisite partnership power and authority to own the FCC Licenses owned by it and to execute, deliver and perform the Assignment and Assumption of FCC Licenses according to its terms.

     3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, by Seller have been duly and validly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. The performance of the actions to be taken by each License Subsidiary as contemplated under this Agreement has been duly and validly authorized by all necessary partnership action on the part of such License Subsidiary and constitutes the legal, valid and binding obligation of such License Subsidiary, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     3.3 Absence of Conflicting Agreements; Consents. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Seller and each License Subsidiary, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or governmental authority, except as follows: (a) filings required under the HSR Act, (b) consents to the assignment of the FCC Licenses to Buyer by the FCC, (c) filings with respect to real estate, sales and other transfer taxes, and (d) certain of the Assumed Contracts may be assigned only with the consent of third parties, as specified in Schedule 3.3. Subject to obtaining the Consents, the execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby and the performance by each License Subsidiary of the actions contemplated hereby and the performance by each License Subsidiary of the actions contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) do not conflict with any provision of the Agreement of Limited Partnership of Seller or the Agreement of General Partnership of any License Subsidiary, as applicable; (c) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental authority applicable to Seller or any License Subsidiary, as applicable, or result in the breach of any material contract or agreement to which Seller or any License Subsidiary, as applicable, is a party or by which Seller or any License Subsidiary, as applicable, may be bound; and (d) other than Permitted Liens, will not create any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance upon any of the Assets.

     3.4 Governmental Licenses. Schedule 3.4 identifies certain FCC Licenses used in the operation of the Stations and includes a complete list as of the date of this Agreement of all main station, translator, microwave, low power television and transmitting earth station licenses (collectively, "Material Licenses") and the date on which each expires. Each Material License is in full force and effect, and the Seller or in the case of the Material Licenses, the applicable License Subsidiary listed on Schedule 3.4, is the authorized legal holder thereof. Except as set forth on Schedule 3.4, the conduct of the business and operations of each Station is in accordance with the Material Licenses in all material respects.

     Schedule 3.4 also sets forth a true and complete list as of the date of this Agreement of any and all material pending applications filed with the FCC by any License Subsidiaries relating to any Station, true and complete copies of which have been delivered by Seller to Buyer. The FCC Licenses listed on
Schedule 3.4 constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations, and policies of the FCC for, and/or used in, the business and operation of all Stations as currently operated, except as noted on Schedule 3.4. Except as set forth on
Schedule 3.14, and except for investigations or other proceedings affecting the broadcasting industry generally, as of the date of this Agreement, Seller and the License Subsidiaries have no knowledge of any pending or threatened investigation, by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint by, before or with the FCC with respect to any Station that would be reasonably expected to (a) impair or hinder the ability of Seller to perform its obligations under this Agreement or (b) affect the business or operations of such Station, in any material, adverse respect, nor do Seller or the License Subsidiaries have knowledge that any of the foregoing is threatened. To Seller's knowledge, as of the date of this Agreement, except as set forth on
Schedule 3.14 there are no facts, conditions or events relating to Seller, the License Subsidiaries or any Station that would disqualify the License Subsidiaries under the Communications Act or the existing rules, regulations and policies of the FCC as assignor of the FCC Licenses as provided in this Agreement or from consummating the transactions contemplated herein within the times contemplated herein.

     3.5  Real Property.

          (a) Schedule 3.5 contains an accurate description as of the date of this Agreement of all Real Property. Except as described on Schedule 3.5, Seller has good and marketable fee simple title to all fee estates included in the Real Property and good title to Seller's interests in all other Real Property, in each case free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. Seller has a valid leasehold interest in all leasehold Real Property listed as leased by Seller in Schedule 3.5. Schedule 3.5 lists all leases and subleases pursuant to which any of the leasehold Real Property included in the Assets is leased by Seller. Subject to obtaining the Consents, such leases are assignable to Buyer. Seller is in compliance in all material respects with all of the material provisions of such leases and subleases and is not in default thereunder in any material respect, and to the knowledge of Seller, no other party to any such lease or sublease is in default thereunder in any material respect. There are no existing options or contracts to sell or assign any of the Seller's interest in the owned Real Property or Seller's interest in the leased Real Property, and there are no rights of first refusal outstanding with respect to the owned Real Property or Seller's interest in the leased Real Property.

          (b) Seller has good and marketable title to all of the Real Property owned by Seller and used in the operation of any Station, free and clear of all liens of any nature whatsoever, except for Permitted Liens. Each of the leases affecting the material leased Real Property is a legal, valid and binding agreement of the Seller and, to the best of Seller's knowledge, of the other parties thereto and is enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. Seller's interest as tenant in the leased Real Property is free and clear of all liens of any nature whatsoever, except for Permitted Liens. Seller has made available or delivered to Buyer a true and complete copy of any surveys, plans and maps in Seller's possession relating to the owned Real Property and the leased Real Property. Except for Permitted Liens and as set forth in the Schedules hereto, none of the owned Real Property or leased Real Property is subject to any lease, sublease, license or other agreement in which Seller grants to any other person any right to the use, occupancy or enjoyment of the owned Real Property or the leased Real Property or any part thereof.

          (c) As of the date of this Agreement, to Seller's knowledge, there are (I) no actual, pending or threatened impositions or assessments for public improvements with respect to any owned Real Property or leased Real Property for which Seller would be liable, or which would be a lien on the owned Real Property or leased Real Property, other than Permitted Liens, (ii) no improvements constructed or planned that would be paid for by means of public assessments upon any owned Real Property or leased Real Property for which Seller would be liable, or which would be a lien on the owned Real Property or leased Real Property, and (iii) no completed, pending, threatened or contemplated condemnation proceeding affecting any owned Real Property or leased Real Property or any part thereof or of any sale or any disposition of any owned Real Property or any leased Real Property or any portion thereof in lieu of condemnation.

          (d) On the Closing Date, no material asset used in any Station's Business by Seller will be located on any real property not included in the owned Real Property or leased Real Property, except for such portable or mobile equipment as may be in use by, or under the control of, Station personnel at other locations and except to the extent that removal of such asset would not result in a material monetary liability or have a material adverse effect on the business or operations of the Station.

          (e) To Seller's knowledge, all buildings, towers and other improvements owned by Seller included within the Real Property and any leased Real Property are in working order for the purposes for which they are currently used by Seller (ordinary wear and tear excepted).

          (f) Each owned Real Property and each leased Real Property has access to a public right of way or is otherwise reasonably accessible for purposes of conducting the use of such Real Property as presently conducted. The current use by Seller of the owned Real Property is in compliance with applicable zoning and land-use laws, including, without limitation, the applicable local comprehensive plan, except for noncompliance that would not have a material adverse effect on the business or operations of any Station.

     3.6 Tangible Personal Property. Schedule 3.6 lists as of the date hereof all material items of Tangible Personal Property included in the Assets owned by Seller. Except as described in Schedule 3.6, Seller owns and has good title to the Tangible Personal Property listed thereon and none of the Tangible Personal Property included in the Assets is subject to any liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. The material tangible Assets owned by Seller necessary for the normal operations of the Stations as presently conducted are in good operating condition and adequate repair (given the age of such property and the use to which such property is put and ordinary wear and tear excepted).

     3.7 Assumed Contracts. Schedules 3.5, 3.7 and 3.13 include a complete list as of the date of this Agreement of all Assumed Contracts except (a) contracts with advertisers for production or the sale of advertising time on any Station for cash that may be canceled by Seller on not more than ninety days' notice, (b) oral employment contracts terminable at will, (c) miscellaneous service contracts terminable on not more than thirty (30) days' notice, and (d) other Contracts entered into in the ordinary course of business, not involving liabilities exceeding Fifty Thousand Dollars ($50,000) per contract and Three Hundred Seventy-Five Thousand Dollars ($375,000) in the aggregate for all Stations for all such other contracts. Seller has delivered or made available to Buyer true and complete copies of all written Assumed Contracts and accurate descriptions of all oral Assumed Contracts listed on Schedules 3.5, 3.7 and 3.13. Seller is not in default under any Assumed Contract in any material respect and to the knowledge of Seller, no other party to any such Assumed Contract is in default thereunder in any material respect.

     3.8 Intangibles. Schedule 3.8 is a complete list as of the date of this Agreement of all material Intangibles (exclusive of Licenses listed in Schedule 3.4). Seller has provided or made available to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.8. Other than with respect to matters generally affecting the television broadcasting industry and not particular to Seller, except as set forth on Schedule 3.8, Seller has not received any notice or demand alleging that Seller is infringing upon any trademarks, trade names, service marks, service names, copyrights or similar intellectual property rights owned by any other Person.

     3.9 Financial Statements. Seller has furnished Buyer with true and complete copies of the audited financial statements of Seller with respect to the Stations as at and for the fiscal year ended December 31, 1995, and an unaudited balance sheet and statement of income with respect to the Stations as at and for the eleven months ended November 30, 1996 (collectively, the "Financial Statements"). Except as set forth on Schedule 3.9, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial condition of Seller as at their respective dates and the results of operations for the periods then ended, except that the unaudited financial statements do not include footnotes or customary year-end adjustments.

     3.10 Taxes and Tax Returns. Except as set forth on Schedule 3.10 and except where the failure to file, pay or accrue any Taxes does not result in a lien on the Assets or in the imposition of transferee or other liability on Buyer for the payment of Taxes, (a) all Tax Returns have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and (b) all Taxes shown on such Tax Returns have been properly accrued or paid to the extent such Taxes have become due. There are no liens on any of the Assets in connection with any failure (or alleged failure) to pay any Tax related to the Stations' Business.

     3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller. All policies of insurance listed in Schedule
3.11 are in full force and effect as of the date of this Agreement.

     3.12 Reports. All material returns, reports and statements that the Stations are currently required to file with the FCC or Federal Aviation Administration have been filed.

     3.13 Personnel. Schedule 3.13 contains a true and complete list as of the date of this Agreement of all employees of Seller engaged in the business and operations of each Station (collectively, the "Employees"), and Seller has provided Buyer with a description of all compensation arrangements affecting them. Except (a) for oral employment contracts terminable at will, or (b) as described in Schedule 3.13, Seller has no written or oral contracts of employment with any employee of the Stations. Except as set forth on Schedule 3.13, Seller is not a party to or subject to any collective bargaining agreements with respect to the Stations, and no labor union or other collective bargaining unit represents or, to Seller's knowledge, claims to represent any of the employees of the Stations. Seller has made available to Buyer copies of all employee handbooks and employee rules and regulations, if any. Seller has delivered or made available to Buyer a true and complete list as of January 21, 1997, of the annual salary or wage rate and of the 1995 bonus for each employee of Seller employed at the Stations as of such date.

     3.14 Claims and Legal Actions. Except as disclosed on Schedule 3.14 and for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Seller, as of the date hereof, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of Seller threatened, against Seller, the Assets, or the business or operations of any Station which would be reasonably expected, in any material, adverse respect, to (a) impair or hinder the ability of Seller to perform its obligation under this Agreement or (b) affect the business or operations of such Station.

     3.15 Compliance with Laws. Seller (and in the case of the FCC Licenses each of the License Subsidiaries) is in compliance in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership and operation of each Station, except for any noncompliance by Seller that would not have a material adverse effect on the business or operations of such Station.

     3.16  Conduct of Business in Ordinary Course.  Except as set forth on
Schedule 3.16, from January 1, 1996 through the date of this Agreement, Seller has conducted the business and operations of each Station in the ordinary course and has not (a) made any material increase in compensation payable or to become payable to any of the Employees of Seller other than in the ordinary course of business and not exceeding seven percent (7%) per annum, or any material change in personnel policies, insurance benefits or other compensation arrangements affecting the Employees of Seller, (b) made any sale, assignment, lease or other transfer of any of Seller's properties other than obsolete assets no longer usable in the operation of such Station, or other assets sold or disposed of in the normal course of business with suitable replacements being obtained therefor, (c) incurred material loss of, or material injury to, any of the Assets or waived any rights of substantial value, (d) mortgaged, pledged or subjected to any lien any of its Assets, other than Permitted Liens,
(e) made any material change in any method of accounting or accounting practice, (f) incurred any liability, except trade or business obligations or liabilities incurred in the ordinary course of business, obligations under any contracts or commitments made in the ordinary course of business, sales, income, franchise, ad valorem, severance and windfall profit taxes and assessments accruing or becoming payable in the ordinary course of business, and except as expressly permitted elsewhere in this Agreement; (g) entered into any transaction other than in the ordinary course of business; (h) conducted the business of any Station in any manner inconsistent in any material respect with its past practices; (I) given any promise, assurance or guaranty of the payment, discharge or fulfillment of any obligation of any other person or entity; (j) sold or disposed of or otherwise divested themselves of the ownership, possession, custody and control of any Station's books and records of any material nature which, in accordance with sound business practices, are retained for a period of time after their use, creation or receipt; or (k) transferred to any Affiliate of Seller any right, property or interest which is necessary or useful in the operation of any Station's Business.

     3.17  Environmental Matters.

          (a) For purposes of this Agreement, the following definitions shall be applicable:

               (i) "Applicable Environmental Laws" shall mean any and all laws, statutes, regulations, and judicial interpretations thereof of the United States, of any state in which the Assets, or any portion thereof, or the business of any Station, are located, and of any other government or quasi-government authority having jurisdiction, that relate to the prevention, abatement and elimination of pollution and/or protection of the environment, including, but not limited to, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes, as in effect on or before the Closing Date.

               (ii) "Hazardous Substance" means any substance now or hereafter designated pursuant to Section 307(a) and 311(b)(2)(A) of the federal Clean Water Act, 33 USCA Sections 1317(a), 1321(b)(2)(A), Section 112 of the federal Clean Air Act, 42 USCA Section 3412, Section 3001 of the federal Resource Conversation and Recovery Act, 42 USCA Section 6921, Section 7 of the federal Toxic Substances Control Act, 15 USCA Section 2606, or Section 101(14) and
Section 102 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USCA Sections 9601(14), 9602, as amended by the Superfund Amendments and Reorganization Act of 1986.

          (b) Seller has supplied to Buyer a copy of the report for each environmental inspection or audit that Seller has caused to be conducted with respect to any of the Assets as listed on Schedule 3.17.

          (c) (I) Since the date of their acquisition by Seller, the Assets have been used by Seller for their current business operations and for no other purposes and at no time during that period have the Assets been used by the Seller for the manufacture, treatment, storage or disposal of Hazardous Substances or as a landfill or other solid or hazardous waste disposal site. Seller has no knowledge that prior to their acquisition of the Assets the Assets were used for the manufacture, treatment, storage or disposal of Hazardous Substances or as a landfill or other solid or hazardous waste disposal site.

               (ii) Except as set forth in Schedule 3.17, there are no underground storage tanks on the Real Property owned by Seller and to Seller's knowledge, on any Real Property leased by Seller, and any removal by Seller of any underground storage tanks which existed on the owned Real Property and, to the best of Seller's knowledge, on any leased Real Property was pursuant to and in compliance with the Applicable Environmental Laws except for any noncompliance that would not have a material adverse effect on the business or operations of any Station.

               (iii) Except as set forth on Schedule 3.17, to Seller's knowledge the improvements owned or used by Seller on the owned Real Property and on the leased Real Property do not contain any asbestos that would constitute a violation of or noncompliance with any Applicable Environmental law except for any violation or noncompliance that would not have a material adverse effect on the business or operations of any Station. To Seller's knowledge, the equipment owned or used by Seller on the owned Real Property or any leased Real Property do not contain any polychlorinated biphenyls that would constitute a violation of or noncompliance with any Applicable Environmental law except for any violation or noncompliance that would not have a material adverse effect on the business or operations of any Station.

               (iv) To Seller's knowledge, no contamination caused by Seller exists on or under the owned Real Property or on or under any leased Real Property, or affecting any natural resources therein that would constitute a violation of or noncompliance with any Applicable Environmental Law except for any noncompliance that would not have a material adverse effect on the business or operations of any Station.

               (v) Seller has no knowledge of any contamination caused by Seller on or under the owned Real Property or leased Real Property, or affecting any natural resources therein that would constitute a violation of or noncompliance with any Applicable Environmental law except for any violation or noncompliance that would not have a material adverse effect on the business or operations of any Station.

               (vi) To Seller's knowledge, the Assets and the Stations' Businesses are in compliance with all Applicable Environmental Laws except for any noncompliance that would not have a material adverse effect on the business or operations of any Station.

               (vii) Except as set forth on Schedule 3.17, as of the date hereof, there are no agreements, consent orders, decrees, judgments, license or permit conditions, or other directives of government authorities directed to Seller that are based on or arise out of Applicable Environmental Laws and relate to the future use of the Assets or any Station's Business or that require any material change in the present conditions of the Assets or of any Station's Business.

               (viii) To Seller's knowledge, Seller has given to pertinent government authorities all notices required pursuant to Applicable Environmental Laws in connection with all Stations' Businesses. Except as listed on Schedule 3.17, Seller has not prior to the date hereof received any order or notice of violation or noncompliance from, or been the subject of any regulatory audit or investigation (other than any periodic investigation or inspection of a routine nature) by, any government authority in connection with ownership or operation of any Station's Business.

               (ix) To Seller's knowledge, no consent or approval is needed from any government authority under any Applicable Environmental Laws for the transfer of the Assets from Seller to Buyer. To Seller's knowledge, neither the execution of this Agreement nor the closing of the transactions contemplated hereby will materially violate any Applicable Environmental Laws.

               (x) To Seller's knowledge, all necessary plans for material development, applications, inspection reports, certificates and other instruments required under Applicable Environmental Laws to be filed by Seller in connection with the conduct of any Station's Business have been filed with the appropriate government authority and all permits, licenses, or other authorizations necessary for the lawful conduct of those businesses in compliance with all Applicable Environmental Laws have been obtained, have not been revoked, and are in full force and effect except for any noncompliance that would not have a material adverse effect on the business or operations of any Station.

     3.18 Brokers. Except for the fees payable to Goldman, Sachs & Co., which fees shall be paid by Seller, neither Seller nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     3.19 Transactions With Affiliates. Except as set forth in Schedule 3.19, Seller is not now, and since January 1, 1996, has not been a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the business or operations of any Station, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any affiliate of Seller, or any officer, director, employee, proprietor, partner or shareholder of Seller and no such person has any interest in or right to any of the Assets. The terms and conditions of the transactions involving Seller and any affiliate of Seller which are identified on Schedule 3.19 are described briefly therein.

     3.20 Assets. Except for the Excluded Assets, the Assets include all of the assets or property necessary for the lawful conduct of the business of the Stations as presently operated.

     3.21 Employee Benefits. Schedule 3.21 lists all Employee Plans and except as set forth on Schedule 3.21, copies of such Employee Plans together with any trusts related thereto have previously been made available to Buyer. All Employee Plans are in material compliance with their terms and with all applicable provisions of ERISA and the Code. No Employee Plan is, or within the past six years has been, subject to Title IV of ERISA or Section 412 of the Code. Seller has not engaged in any, and with respect to each Employee Plan Seller has no actual knowledge of any, non-exempt prohibited transaction (as defined in Code Section 4975 or ERISA Section 406) involving any Employee Plan which would subject Seller to any material penalty or tax imposed under Code
Section 4975 or ERISA Section 502(i). Seller has at no time contributed to, or been obligated to contribute to any multiemployer plan (as defined in ERISA
Section 3(37)).  Seller has not engaged in any transaction described in ERISA
Section 4069 within the past five years. Seller is not aware of the existence of any governmental audit or examination of any Employee Plan or of any facts which would lead Seller to believe that any such audit or examination is pending or threatened. There exists no action suit or claim (other than routine claims for benefits) with respect to any Employee Plan pending, or to the knowledge of Seller threatened, against any Employee Plan which is reasonably expected to result in any material liability to Seller. Except as required by ERISA Sections 601 et seq. and Code Section 4980B, Seller does not sponsor, maintain or contribute to any Employee Plan which provides medical coverage to retirees or other former employees of Seller. All contributions and premium payments for periods prior to the Closing will have been made to each Employee Plan on or before the Closing (or will have been accrued on the Closing balance sheet). Each Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter that it is so qualified. The closing of the transactions contemplated by this Agreement will not result in payments to any Assumed Employee under the First Media Television, L.P. Severance Pay Plan; provided, however, that any such payments that are due and payable as a result of actions taken by Buyer on or after the Closing Date shall be the sole responsibility of Buyer.
                                     - 29 -

     3.22 Ownership of Assets. As of the Closing Date, Seller will own or lease all assets or their replacements used in or for the operation of any Station in the manner operated by Seller on the date hereof.

     3.23 Foreign Person. Seller is not a "foreign person" or a "foreign corporation" as such terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

     3.24 Disclosure. No representations or warranties by Seller in this Agreement, in the Schedules hereto or any other document referenced in the representations and warranties of Seller hereunder as having been provided to Buyer pursuant to such representations or warranties or delivered pursuant to the covenants of Seller hereunder, contains or will contain any untrue or misleading statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     3.25 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller are pending or, to Seller's knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

     3.26 Ownership of License Subsidiaries. Seller and First Media, L.P. are the only partners in the License Subsidiaries. Seller owns a 99.9% general partnership interest in each of the License Subsidiaries, and Seller's general partner, First Media, L.P. owns a .1% general partnership interest in each of the License Subsidiaries.


SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and, on the Closing Date, will be duly qualified to conduct business in each jurisdiction in which such qualification is necessary for Buyer to own the Assets and operate the Stations. Buyer has the requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms, and (b) own the Assets.

     4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     4.3 Absence of Conflicting Agreements and Required Consents. Except for applicable requirements of the HSR Act and subject to the receipt of the FCC Consent, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party;
(b) will not conflict with the Articles of Incorporation or Bylaws of Buyer;
(c) will not conflict in any material respect with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental authority applicable to Buyer or any material contract or agreement to which Buyer is a party or by which Buyer may be bound.

     4.4 Buyer Qualifications. Buyer is the licensee of WOFL and WOGX, neither of which can, absent waiver, be under common ownership with the Florida Station under 47 C.F.R. Section 73.3555. The provisions of Sections 6.1(c) and 7.2(g) apply to the disposition of such ownership interests. Except for such ownership interests, Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate each of the Stations under the Communications Act, and the rules, regulations and policies of the FCC. Except as described above, Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC (a) disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of any Station or (b) cause the FCC to fail to approve in a timely fashion any of the applications for FCC Consent. Subject to the provisions of Sections 6.1 and 7.2(g) hereof, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transaction contemplated hereby.

     4.5 Brokers. Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     4.6 Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.


SECTION 5.  OPERATIONS OF THE STATIONS PRIOR TO CLOSING

     Between the date of this Agreement and the Closing Date:

     5.1 Generally. Seller shall operate the Stations in all material respects in the ordinary course of business (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement). Seller shall maintain and repair Station facilities and equipment, maintain inventory of supplies, parts and other materials and keep books of account, records, and files, in each case in the ordinary course of business consistent with past practice to the extent commercially reasonable if Seller were continuing to own and operate the Stations. Seller shall continue to operate each Station in accordance with the terms of its FCC Licenses in all material respects and in compliance in all material respects with all applicable laws and FCC rules and regulations. Except where such failures would not cause a material adverse effect on the business or operations of the Stations, Seller will cause the License Subsidiaries to execute and file promptly all necessary applications for renewal of the FCC Licenses, and timely file with the FCC all required reports and pay all required annual regulatory fees for the operation of each Station. Seller will deliver to Buyer, within ten (10) business days after filing, copies of any reports, applications or responses to the FCC related to any Station which are filed between the date of this Agreement and the Closing Date.

     Prior to the Closing Date, except as otherwise permitted by any provision of this Section, Seller, or the License Subsidiaries, as applicable, will not, without the prior written consent of Buyer, which shall not be unreasonably withheld:

          (a) except in the ordinary course of business, enter into, renew, renegotiate, modify, amend, or terminate any time sales contracts for cash that may be canceled on not more than ninety days' notice or production contracts with respect to any Station or incur any receivables;

          (b) enter into, renew, amend or modify any contract, license or other agreement under which Seller is authorized to broadcast programming on any Station unless any such contract, license or other agreement or renewal, amendment or modification thereof, as applicable, will be and is fully performed and satisfied by Seller prior to the Closing Date or unless Seller delivers to Buyer its agreement that such contract, license or other agreement or renewal, amendment or modification thereof, as applicable, will not be an

Assumed Contract hereunder, or enter into, renew, amend or modify any program barter transaction which requires the furnishing of advertising time on either station or any payments at any time on or after the Closing Date for programming broadcast before the Closing Date;

          (c) apply to the FCC for any construction permit that would restrict any Station's present operations, or make any material change in any Station's buildings, leasehold improvements, or fixtures that is not in the ordinary course of business;

          (d) except as set forth on Schedule 5.1, enter into, renew, amend or modify any contract, lease, license or other agreement unless any such document requires the payment by or on behalf of any Station of consideration consisting of no more than $10,000 individually and will be subject to termination on thirty (30) days notice or be fully performed and satisfied prior to the one
(1) year anniversary thereof;

          (e) make any assignment for the benefit of creditors or take any action in contemplation of, or which would constitute the basis for, the institution of insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary;

          (f) enter into, renew, amend or modify any trade agreement that is not to be fully performed by the Closing Date;

          (g) enter into any new lease agreements for space on any Station's broadcast tower;

          (h) take or permit any entity under its control to take any actions that would result in the Assets or the business of any Station being in violation of any Applicable Environmental Laws, nor will Seller omit to take any action necessary to prevent the Assets or the business of any Station from violating the Applicable Environmental Laws, except for such actions or omissions that would not have a material adverse effect on the business or operations of the Stations;

          (I) collect the accounts receivable in a manner inconsistent with past practices; or

          (j) except as required by law or existing contract, in which case such agreements and contracts shall be assumed by Buyer and treated as Assumed Liabilities hereunder, (I) hire any employee except in the ordinary course of business, (ii) enter into, renew, amend or modify any contract of employment, collective bargaining agreement or other labor contract or (iii) permit any increases in the compensation of any of the employees of any Station except for annual salary increases not exceeding seven percent (7%) of previously paid compensation; provided, however, that Seller may pay bonuses to any of its employees so long as such bonuses do not create a binding obligation upon Buyer after the Closing Date.

     Whenever, pursuant to subsections (a) through (j) above, Seller shall request the consent of Buyer, the request shall be sent in writing via facsimile to Buyer in accordance with Section 11.2. With respect to requests under Section 5.1(b), unless Buyer gives or denies its written consent by the end of the fifth business day after the request for consent is transmitted to Buyer, Buyer's written consent will be presumed to have been given as of that deadline; and, with respect to any other requests under Section 5.1, unless Buyer gives or denies its written consent by the end of the second business day after the request for consent is transmitted to Buyer, Buyer's written consent will be presumed to have been given as of that deadline.

     5.2 Goodwill; Expenditures. Seller will use its commercially reasonable efforts to preserve the goodwill of each Station and shall make expenditures for promotion of each Station in the ordinary course of business consistent with past practices and substantially in accordance with Schedule 5.1 to the extent that taking such actions in connection with making such expenditures pursuant to Schedule 5.1 is within the control of Seller and to the extent commercially reasonable if Seller were continuing to own and operate the Stations. Seller will negotiate and enter into retransmission consent agreements in the ordinary course of business.

     5.3 Dispositions. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used in the business or operations of any Station or in connection with the acquisition of replacement property of equivalent kind and use. Notwithstanding the foregoing or anything else contained in the Agreement, the expiration by their terms of contracts prior to the Closing shall not be deemed to be a violation of this Agreement.

     5.4 Encumbrances. Seller shall not create, assume or permit to exist any liens, security interests, mortgages, pledges, encumbrances, or restrictions upon any of the Assets, including, but not limited to, the Real Property and leased Real Property, except for Permitted Liens and liens that will be discharged prior to or on the Closing Date.

     5.5 Access to Information. Seller shall give Buyer and its employees and other authorized representatives during normal business hours and with reasonable prior notice, access to the Assets and to all other books, records, and documents of Seller relating to the Stations for the purpose of audit and inspection, including for purposes of conducting title searches and/or environmental assessments, and will furnish or cause to be furnished to Buyer or its authorized representatives, upon reasonable notice, all information with respect to the business and operation of the Stations that Buyer may reasonably request.

     5.6 Insurance. Seller shall maintain the existing insurance policies on the Assets or other policies providing substantially similar coverages.

     5.7  [Intentionally Omitted].

     5.8 Financial Information. Seller shall furnish Buyer (I) within three business days after completion thereof, copies of the audited financial statements of Seller with respect to the Stations for the fiscal year ended December 31, 1996, and (ii) within thirty days after the end of each month ending between the date of this Agreement and the Closing Date an unaudited statement of income and expense for such month and such other financial information prepared by Seller, as Buyer may reasonably request.

     5.9 Representations and Warranties. Seller shall give detailed written notice to Buyer promptly upon learning of the occurrence of any event that would cause or constitute a material breach by Seller, or would have caused a material breach by Seller had such event occurred or been known to Buyer prior to the date hereof, of any representations or warranties of Seller contained in this Agreement or in any Schedule referred to herein.

     5.10 Notice of Proceedings. Seller and Buyer will promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any court or government authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated. Seller and Buyer will each use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it, and to cause any temporary restraining order or preliminary injunction against such consummation to be lifted, promptly, so as to permit the consummation of the transactions contemplated hereby. Seller will notify Buyer promptly of any material action filed or threatened against any Station or relating to any Station's Business or the Assets.

     5.11 Notice of Certain Developments. Seller shall give prompt written notice to Buyer (a) if the Assets shall have suffered damage on account of fire, explosion or other cause of any nature which is sufficient to prevent operation of any Station for four (4) continuous hours or more, (b) if the regular broadcast transmission of any Station in the normal and usual manner in which it heretofore has been operating is interrupted for a period of four (4) continuous hours or more, or (c) if Seller receives notice of termination of any material agreement affecting any leased Real Property.


SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

     6.1  FCC Consent.

          (a) The purchase and sale of the Assets as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

          (b) Seller shall (and/or Seller shall cause its License Subsidiaries to), and Buyer shall, prepare and within ten business days after the date of this Agreement file with the FCC appropriate applications for FCC Consent. The parties shall thereafter prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grants of the applications as expeditiously as practicable. Each party will promptly provide to the other party a copy of any pleading, order or other document served on them relating to such applications.

          (c) Buyer will at Closing be legally, financially and otherwise qualified to be the licensee of, acquire, own and operate each of the Stations under the Communications Act, and the rules, regulations and policies of the FCC. Buyer hereby agrees that it will: (1) use diligent efforts to divest the assets of WOFL and WOGX to a qualified third party on or before the Closing Date; and (2) on or before the date of filing the application referred to in
Section 6.1(b) with respect to the Florida Station, select a trustee for the WOFL/WOGX Trust, negotiate a WOFL/WOGX Trust Agreement substantially in the form attached hereto as Exhibit 6.1, without any modifications inconsistent with applicable governmental requirements, and file an application for FCC consent to assign the licenses of WOFL and WOGX to the proposed trustee of the WOFL/WOGX Trust. Upon executing a definitive agreement prior to the Closing Date to sell the assets of WOFL and WOGX to a third party, Buyer shall promptly file an application for FCC consent to assign the licenses of WOFL and WOGX to such third party, provided that Buyer shall continue to prosecute the application for FCC consent with respect to the WOFL/WOGX Trust. In the event FCC rules or procedures allow Buyer to prosecute only one of such applications, Buyer shall prosecute the trust application. In the event Buyer has not divested the assets of WOFL and WOGX to a third party on or before the Closing Date, Buyer will transfer the assets of WOFL and WOGX on or before the Closing Date to the WOFL/WOGX Trust, and thereafter Buyer will take all steps necessary or appropriate to ensure that the trustee of the WOFL/WOGX Trust files an application for consent to assign the licenses of WOFL and WOGX to a third party within six (6) months of the Closing Date. Buyer further agrees that it will not seek a waiver of 47 C.F.R. Section 73.3555 with respect to the proposed contour overlap between WOFL or WOGX and the Florida Station and that it will diligently prosecute the WOFL and WOGX license renewal applications.

          (d) Each party agrees to comply with any condition imposed on it by any FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties or covenants hereunder, and (2) compliance with the condition would have a material adverse effect upon it. Notwithstanding the foregoing, Buyer agrees to accept a condition requiring that the licenses for WOFL and WOGX be transferred to a third party or to the WOFL/WOGX Trust as of the Closing Date and, to the extent transferred to the WOFL/WOGX Trust, that the trustee of the WOFL/WOGX Trust must file an application for consent to assign the licenses for WOFL and WOGX to a third party within six (6) months of the Closing Date. Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to the application for any FCC Consent and any requests for reconsideration or review of any FCC Consent.

          (e) If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.

     6.2 Certain Leases. Seller agrees to cause each of the leases relating to the assets described in Schedule 6.2 to be terminated ("Certain Leased Assets") relating thereto to be included in the Assets transferred to Buyer on the Closing Date.

     6.3 HSR Act Filing. Seller and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the HSR Act within ten business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ; and (f) consistent with Section 6.1(c), enter into reasonable stipulations, consent orders, or other agreements reasonably requested by the FTC or DOJ to ensure approval of the transaction.

     6.4  Confidentiality.

          (a) Each party will not use or disclose to third parties (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by law, including, without limitation, in connection with legal proceedings relating to this Agreement and the transactions contemplated hereby, or otherwise pursuant to subpoena or the request of a governmental authority, and then only with prior notice to the other parties hereto, including delivery of a copy of the subpoena or request, if applicable) this Agreement or any information (including, without limitation, financial information and information regarding program contracts and revenue) received from the other parties hereto or their agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that each party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (1) is already in such party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (2) becomes generally available to the public other than as a result of a disclosure by such party or such party's officers, directors, employees, lenders, advisors, attorneys or accountants, or (3) becomes available to such party on a non-confidential basis from a source other than the other party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (4) is developed independently by either party without resort to the confidential information of the other party. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, Buyer will return to Seller all copies of documents, work papers and other written confidential material obtained by Buyer in connection with the transactions contemplated hereby. If this Agreement is terminated, each party will return to the other party all information (including all documents, work papers and other written confidential material) obtained by the such party from any other party in connection with the transactions contemplated by this Agreement.

          (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to each other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     6.5  Cooperation.

          Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary or desirable to obtain such Consents, desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Seller and Buyer shall each diligently make, and cooperate with the other in making, all commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date (a) all Consents without any change in the terms or conditions of any Assumed Contract or License that could reasonably be expected to be materially less advantageous to Buyer than those pertaining under the Assumed Contract or License as in effect on the date of this Agreement and (b) estoppel certificates, in customary form reasonably satisfactory to Buyer and Seller, relating to the Real Property leased to Seller. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Buyer agrees to use all commercially reasonable efforts to assist Seller in obtaining such Consents and such estoppel certificates, and to take all commercially reasonable actions necessary or desirable to obtain such Consents and such estoppel certificates, including without limitation, executing such assumption instruments and other documents as may be required in connection with obtaining the Consents and the estoppel certificates. Seller will cooperate with Buyer in Buyer's efforts to obtain title policies relating to the Real Property.

     6.6 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of any Station; those operations, including complete control and supervision of all of each Station's programs, employees and policies, shall be the sole responsibility of Seller and the License Subsidiaries.

     6.7  Accounts Receivable.

          (a) At the Closing, Seller will designate Buyer as its agent solely for the purposes of collecting the Accounts Receivable. Buyer will collect the Accounts Receivable during the period beginning on the Closing Date and ending on the 180th day after the Closing Date (the "Collection Period") with the same care and diligence Buyer uses with respect to its own accounts receivable. Buyer shall not make any referral or compromise of any of the Accounts Receivable to a collection agency or attorney for collection and shall not settle or adjust the amount of any of the Accounts Receivable without the written approval of Seller. If Buyer receives monies from an account debtor of Buyer that is also an account debtor of Seller with respect to any Accounts Receivable, Buyer shall credit the sums received to the oldest account due, unless there is a good faith dispute with respect to either account and the account debtor specifically identifies the invoice being paid, in which case any payment by such account debtor shall be applied in accordance with any remittance advice or instructions from account debtor; provided, however, that to the extent any amount in excess of the amount of such invoice is received, Buyer shall credit such amounts received to the oldest account due.

          (b) On or before the fifth business day after the end of each full calendar month during the Collection Period, Buyer shall deliver to Seller a list of the amounts collected by Buyer before the end of such month with respect to the Accounts Receivable. On or before the fifth business day after the end of the Collection Period, Buyer shall deliver to Seller a list of all of the Accounts Receivable that remain uncollected.

          (c) Seller shall establish and maintain during the Collection Period (and for as long after the Collection Period as Seller deems appropriate) a bank account at a commercial bank in Union Bank of California, N.A. for the deposit of collections of the Accounts Receivable. Seller shall have sole disbursement authority over each such bank account. Within five business days after collecting any amounts with respect to any of the Accounts Receivable, Buyer shall cause the amount collected to be deposited in the appropriate bank account established by Seller pursuant to this Section 6.7(c).

          (d) After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than (1) so long as Seller continues to maintain the bank account established pursuant to Section 6.7(c), to deposit in such account any payments with respect to any of the Accounts Receivable that Buyer subsequently receives, and (2) thereafter, to remit directly to Seller any payments with respect to any of the Accounts Receivable that Buyer subsequently receives.

          (e) Any Accounts Receivable remaining uncollected 180 days after the Closing Date shall be transferred to Seller, together with all files concerning the collection or attempt to collect such Accounts Receivable hereunder, and Buyer shall thereafter have no further responsibility with respect thereto.

          (f) Buyer shall have no right to set-off any amounts collected for Accounts Receivable against any amounts owed to Buyer by Seller.

     6.8 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of seven years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of seven years after the Closing Date any books and records relating to the Assets that are included in the Assets.

     6.9 Employee Matters. The following provisions shall act exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity:

          (a) Effective as of the Closing Date, Buyer shall offer employment to each employee of Seller who is actively employed at any Station immediately prior to the Closing Date (collectively, the "Assumed Employees"); provided that nothing herein shall require Buyer to continue the employment of any such person for any period of time thereafter. Except as otherwise provided in this
Section 6.9 or as any employment agreement between Buyer and any Assumed Employee may otherwise require, the Buyer shall offer employment to the Assumed Employees at compensation levels that are substantially similar in the aggregate for each such Assumed Employee to the compensation levels of Seller's employees as of the Closing Date as described on a list to be delivered to Buyer on or prior to the Closing Date. Buyer shall assume all contracts of employment of the Assumed Employees listed on Schedule 3.13 and notwithstanding anything in the foregoing to the contrary, to the extent such employment contract or collective bargaining agreement assumed hereunder provides for terms and conditions in addition to those referenced in the preceding sentence, Buyer shall assume the terms thereof. Each Assumed Employee shall receive credit for past service with the Stations, to the extent credited by the Seller as of the Closing Date, for all purposes under Buyer's benefits plans; provided, however, that Buyer shall not be required to provide any Assumed Employee with credit for service with the Seller for purposes of benefit accrual under any 401(k), defined benefit pension plan, and post-retirement benefit plan sponsored or maintained by Buyer.

          (b) Subject to the last sentence of this Section 6.9(b), Buyer shall offer and provide and shall assume full responsibility and liability for offering and providing health plan coverage that is substantially similar in the aggregate to the coverage provided under the First Media Television, L.P.

Group Health Plan as of the Closing Date for the period required under Code
Section 4980B to: (i) any "Qualified Beneficiary" who is covered by a "Group Health Plan" sponsored or contributed to by Seller or any entity required to be combined with Seller (within the meaning of Sections 414(b) or (c) of the Code) who has experienced a "Qualifying Event" or is receiving "Continuation Coverage" on or prior to the Closing Date, and (ii) the employees of Seller (and their eligible dependents) not employed at any Station whose employment with Seller is terminated on or before the Closing Date as a result of Seller's entering into this Agreement. Buyer shall offer and provide such coverage effective as of the Closing Date without regard to any limitation on Seller's obligation to provide such coverage by reason of Seller's termination of any Group Health Plan on or after the Closing Date, and shall provide such health plan coverage without imposing any eligibility period or preexisting condition limitations. Buyer shall also credit all of the payments made by the persons described in this Section 6.9(b) who accept health plan coverage from Buyer toward deductible and co-payment obligation limits under Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made under the plan offered by Buyer during such plan year. "Continuation Coverage," "Qualified Beneficiary," "Qualifying Event" and "Group Health Plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. Notwithstanding the foregoing, Buyer shall assume the responsibility for offering and the liability for providing the group health plan coverage described in this Section 6.9(b) only to the extent such coverage may be provided by Buyer in a manner which does not adversely affect Buyer; provided that, following the date of this Agreement and prior to the last Closing Date, Buyer shall cooperate with Seller and use commercially reasonable efforts to assume Seller's group health plan or amend Buyer's group health plan in a manner which will permit Buyer to provide such group health plan coverage and which does not adversely affect Buyer.

          (c) Buyer shall offer health plan coverage to all Assumed Employees and their eligible dependents either under the terms and conditions generally applicable to Buyer's employees as of the Closing Date or, if Buyer continues Seller's group health plan, under terms and conditions generally applicable to Assumed Employees and their eligible dependents on or before the Closing Date; provided, however, that Buyer must provide notice to the Seller no less than 60 days prior to the Closing Date of its intent to assume Seller's group health plan. In the event Buyer offers the Assumed Employees and their eligible dependents health plan coverage under the terms of its plan, and does not continue Seller's plan, Buyer shall waive all preexisting condition limitations for all Assumed Employees and their eligible dependents covered by Seller's group health plan as of the Closing Date and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee or dependent payments toward deductible and co-payment obligations limits under

Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to the Assumed Employees and their eligible dependents.

          (d) Buyer shall grant Assumed Employees credit for and shall assume and be responsible for any liabilities with respect to accrued sick and personal leave and earned vacation time by any Assumed Employees as of the Closing Date.

          (e) Assumed Employees shall be eligible to participate in Buyer's 401(k) plan under all applicable terms of that plan. An Assumed Employee shall be eligible under the terms of the plan after one year of service with the Buyer in which the Assumed Employee has worked 1,000 hours or more.

          (f) Buyer agrees that Seller may inform its employees that Buyer has agreed that the Assumed Employees will be offered employment and the terms and conditions relating to such employment as provided in this Section 6.9; provided, however, that Buyer shall have the right to approve any written statement to be made by Seller in connection therewith.

          (g) Buyer shall assume the First Media Television, L.P. Severance Pay Plan and shall maintain such plan, without amendment thereto, for the benefit of the Assumed Employees for a period of 180 days following the Closing Date.

          (h) Buyer shall assume full responsibility and liability for payment of all claims incurred but not paid as of the Closing Date under the First Media Television, L.P. Group Health Plan, provided Seller shall reimburse Buyer from the Indemnification Fund for all such claims paid by Buyer through the first anniversary of the Closing Date. Such claims shall be subject to and paid in accordance with the terms of that plan. Buyer shall submit to Seller at the end of each calendar month following the Closing Date documentation of the claims actually paid by Buyer under the terms of such plan during such month, and Seller shall within fifteen (15) business days of receipt of such documentation reimburse Buyer for such paid claims.

          (I) Buyer may request the right to assume sponsorship of and responsibility for any Employee Plan or other compensation arrangement that provides health, life, accident, disability or other welfare benefits, provided Buyer gives written notice to Seller no later than 60 days prior to the Closing Date of its intent to assume any such Employee Plan or arrangement. Seller shall use commercially reasonable efforts to assign to Buyer any insurance policies or service agreements underlying such Employee Plan or arrangement.

     6.10 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitutes or causes a breach of a representation or warranty of Seller (including without limitation under the information disclosed in the Schedules hereto) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects on or prior to the Closing Date.

     6.11 Cash Flow Certificates. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a certificate of an officer of the general partner of Seller's general partner, after due inquiry by such officer but without personal liability, setting forth Seller's representations as to (I) the Cash Flow for the twelve month period ending on the last day of the calendar month immediately preceding the Closing Date and (ii) the Cash Flow from January 1, 1996 through December 31, 1996, together with appropriate supporting documentation. If the Closing is schedule to occur (a) on or after the 12th business day of the month, such calculation shall be based on the financial statements of Seller from the month immediately preceding the Closing and (b) prior to the 12th business day of the month, such calculations shall be based on the financial statements of Seller of the penultimate month prior to the Closing. Seller shall provide Buyer promptly before Closing with any additional documentation relating to the matters referred to in the preceding sentences as Buyer may reasonably request.

     6.12  Environmental Reports.

           (a) Buyer at its election and cost may obtain any Phase I environmental report for, as determined by Buyer, each owned site and for each leased tower, office and studio site included in the Real Property. To the extent Buyer so elects, Buyer shall use commercially reasonable efforts to obtain, and Seller shall cooperate with Buyer in obtaining, at Buyer's expense, as soon as is reasonably practicable after the date hereof (which Buyer shall use its commercially reasonable efforts to be within 45 days) such Phase I environmental reports. If the Phase I environmental report shows any potential environmental liability, Buyer shall use reasonable efforts to obtain, and Seller shall and will cooperate with Buyer in obtaining, at Buyer's expense, as soon as is reasonably practicable after such potential environmental liability becomes known to Buyer, a Phase II environmental report for each such parcel of Real Property owned or leased by Seller with any potential environmental liability. The Phase I and Phase II environmental reports are hereinafter referred to as the "Assessments."

          (b) Copies of each Assessment shall be delivered to Seller by Buyer promptly after receipt by Buyer. Seller and Buyer agree that the results of any Assessment carried out pursuant to this section shall not be disclosed to any third party, unless such disclosure is required by law; provided, however, that each party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information.

          (c) If any Assessment reveals any reasonable potential of liability under any Applicable Environmental Laws ("Environmental Noncompliance"), Buyer shall be responsible for up to the first $750,000 of the costs of remediation, and Seller shall be responsible for the costs of remediation in excess of the first $750,000, but not to exceed $750,000. If the cost of such remediation exceeds $1,500,000 in the aggregate for all parcels subject to this Section 6.12, then either Buyer or Seller may terminate this Agreement as provided for in Sections 9.1 and 9.2; provided, however, notwithstanding the foregoing, to the extent such remediation costs exceed $1,500,000 (I) Seller may elect to pay such remediation costs in excess of $1,500,000 and shall make arrangements reasonably satisfactory to Buyer to pay such excess costs, and in such event Buyer may not terminate this Agreement as a result of such remediation costs exceeding $1,500,000; or (ii) Buyer may elect to pay such remediation costs in excess of $1,500,000 and in such event Seller may not terminate this Agreement as a result of such environmental costs exceeding $1,500,000. If the Closing is not consummated hereunder, neither party shall have any obligation to remediate hereunder.

          (d) If the cost of such remediation does not exceed $750,000, then notwithstanding any provision of this Agreement Buyer shall have no claim against Seller for the cost of such remediation.

     6.13 Partial Closings. Notwithstanding any provision of this Agreement to the contrary, Buyer and Seller hereby agree as follows:

          (a) Within two business days following the date of release by the FCC of a public notice of its action granting the FCC Consent, if Buyer has not completed the sale of WOFL, Buyer may, upon written notice to Seller within such two business day period, elect to postpone the Closing of the sale of the assets of the Florida Station for up to 60 days from the date of such notice, on the terms and subject to the conditions set forth in this Section 6.13 (hereinafter, the "Postponement").

          (b) If within the two business day period referred to in Section 6.13(a) above, Buyer does not elect Postponement, as contemplated herein, Buyer shall have no further right to elect Postponement, this Section 6.13 shall no longer be applicable, and the other applicable provisions of this Agreement shall govern.

          (c) In the event of Postponement, for such Postponement to be effective, consummation of the sale of WOFL within such 60 day period must be reasonably likely, as certified by Buyer to Seller in writing at the time of election of Postponement, such certification to contain reasonable detail specifying the basis for such certification and which certification shall be reasonably satisfactory to Seller.

          (d)  For purposes of this Agreement, the following terms shall apply:

               (I) "Closing" or "Closings" shall mean, as appropriate in the circumstances, the first consummation of the purchase of the assets of the Northwest Station and the Carolina Station, the subsequent consummation of the purchase of the assets of the Florida Station and all consummations of the acquisition of Stations pursuant to this Agreement, collectively.

               (ii) "First Closing" shall mean the consummation of the purchase of the assets of the Northwest Station and the Carolina Station.

               (iii) "Second Closing" shall mean the consummation of the purchase of the assets of the Florida Station.

               (iv) "Closing Date" or "Closing Dates" shall mean, as appropriate in the circumstances, the date on which the First Closing takes place, the date on which the Second Closing takes place, and all dates on which Closings take place, collectively.

               (v) "First Closing Date" shall mean the date on which the First Closing takes place.

               (vi) "Second Closing Date" shall mean the date on which the Second Closing takes place.

          (e) In the event of an effective Postponement, the following provisions shall be applicable:

               (I) Subject to satisfaction (or waiver by the parties for whose benefit the condition is imposed) of the applicable conditions precedent to Closing, Buyer and Seller shall, on the date specified by Buyer to Seller, on not less than five (5) business days nor more than ten (10) business days written notice following the date of release by the FCC of a public notice of its action granting the FCC Consent, consummate the First Closing on the terms and conditions set forth herein.

               (ii) On a date specified by Buyer to Seller by written notice, such notice to be given by Seller within one business day after the consummation of the sale of WOFL and such date to be not later than two (2) business days after consummation of such sale, but irrespective of whether the sale of WOFL has been consummated or any notice given, in any event not later than 60 days after the date of the notice of Postponement given pursuant to
Section 6.13(a) above, Buyer and Seller shall consummate the Second Closing on the terms and conditions set forth herein.

               (iii) At each Closing, the certificates and other documents contemplated by this Agreement shall be delivered in the form and substance provided for in this Agreement, with the conveyancing documents to be delivered under Sections 8.2(a) and 8.3(d) modified as necessary or appropriate to reflect the provisions of this Section 6.13 and to relate only to the Stations being sold at such Closing; provided it is understood and agreed that the deliveries to be made by Seller under Section 8.2(f) and (h), and the deliveries to be made by Buyer under Section 8.3(e) and (g), shall be made only at the First Closing.

               (iv) At the First Closing, each of the conditions precedent set forth in Section 7 shall apply as if all Stations were being sold at such Closing, but modified as necessary or appropriate to reflect the provisions of this Section 6.13;

          At the Second Closing, with respect to Seller, the conditions precedent set forth in Section 7.2 shall only apply with respect to the Florida Station, and with respect to Buyer, only the condition precedent set forth in
Section 7.1(f) and 7.1(g) (subject to the modification of deliveries set forth in this Section) shall apply and all other conditions precedent to Buyer's obligations shall not apply and shall be deemed to have been satisfied at the First Closing; provided, however, it is understood and agreed that during the period between the First Closing and the Second Closing, Seller shall continue to operate the Florida Station in the ordinary course of business consistent with past practices and subject to the limitations set forth in Sections 5 and 6 (to the extent relevant, and subject to subsection (x) below) and Seller shall not take any intentional action or intentionally omit to take any action that would make the representations and warranties of Seller set forth herein untrue; provided that Buyer shall be obligated to consummate the sale of the Florida Station unless the breach by Seller of the foregoing would result in a Material Adverse Change;

          At the Second Closing, with respect to Seller, the conditions precedent set forth in Section 7 to Seller's obligations shall apply, modified as necessary or appropriate to reflect the provisions of this Section 6.13.

               (v) At the First Closing, the purchase price for the assets of the Northwest Station and the Carolina Station shall be Two Hundred Sixteen Million Dollars ($216,000,000), which sum shall be (1) subject to upward or downward adjustment, as the case may be, on and after the First Closing Date, pursuant to Section 2.5(a) and as provided for in this Section, and (2) reduced by one half of the Indemnification Deposit ($10,000,000), which Buyer shall deliver to the Indemnification Escrow Agent. All payments of the purchase price relating to the Northwest Station and the Carolina Station and the applicable portion of the Indemnification Deposit shall be made in accordance with the applicable provisions of this Agreement relating to the Purchase Price and the Indemnification Deposit.

               (vi) At the Second Closing, the Purchase Price for the assets of the Florida Station shall be Two Hundred Nineteen Million Dollars ($219,000,000), which sum shall be (1) reduced by the amount of the Escrow Amount on the Second Closing Date, that is delivered by Escrow Agent to Seller on the Second Closing as a credit against the Purchase Price; (2) subject to upward or downward adjustment, as the case may be, on and after the Second Closing, pursuant to Section 2.5(a) and as provided for in this Section and (3) reduced by one half of the Indemnification Deposit, which Buyer shall deliver to the Indemnification Escrow Agent. Payments of the purchase price relating to the Florida Station and the applicable portion of the Indemnification Deposit shall be made in accordance with the applicable provisions of this Agreement.

               (vii) At each Closing, adjustments to the Purchase Price shall be made only with respect to the Stations transferred at such Closing in accordance with the provisions of Section 2.5. Adjustments after Closing shall be made in accordance with Section 2.5, with applicable dates for providing or delivering certificates and statements being measured from the applicable Closing Date.

               (viii) For purposes of the eighteen month survival period set forth in Section 10.1 and the eighteen month period for which the Indemnification Deposit is to be held pursuant to Section 10.2 and the Indemnification Fund Agreement, such period shall be measured from the First Closing. In the event of a Postponement, the parties shall negotiate appropriate changes to the Indemnification Fund Agreement to reflect the provisions of this Section 6.13(e)(viii).

               (ix) For purposes of the appraisal referred to in Section 2.4, such appraisal shall be retained only after the Second Closing (and the 90 day period referred to therein shall run from that date) or if the Second Closing does not take place, after termination of this Agreement with respect to the Florida Station.

               (x) For purposes of Section 6.7 and 6.9, such Sections shall apply, to the extent applicable, at each Closing with respect to the Stations being transferred at each Closing. Notwithstanding the foregoing, until the Second Closing Buyer: (1)shall not be permitted to continue Seller's group health plan as contemplated by Section 6.9(c); (2)shall not assume responsibility for payment of claims under such plan under Section 6.9(h); and
(3) shall not be permitted to assume any other Employee Plan under Section 6.9(I). Following the First Closing, Buyer may request to provide welfare benefit coverage to the Assumed Employees by becoming a participating employer in any Employee Plan sponsored by Seller, such that the Plan becomes a multiple employer welfare arrangement under ERISA, provided (I) the Employee Plan is insured (including a minimum premium or split-risk arrangement) and (ii) Buyer reimburses Seller for the costs associated with providing such coverage to the Assumed Employees and indemnifies and holds Buyer harmless from and against all liabilities associated with the coverage provided to the Assumed Employees under such Employee Plan following the First Closing; and Seller shall use commercially reasonable efforts to amend the underlying insurance policies to permit Buyer to become a participating employer under such Employee Plan.

               (xi) In the event of Postponement, for purposes of the Second Closing, the January 23, 1998 date referenced in Section 9.1 shall be extended to March 30, 1998; and if the Second Closing has not occurred solely because any required notice period for Closing has not lapsed, such date shall be extended until the lapse of such period.

               (xii) In the event of Postponement, the entire amount of the Escrow Amount shall remain in escrow until the Second Closing; provided that if the Second Closing has not occurred by the date specified in Section 6.13(e)(ii), then (1) if the Second Closing has not taken place for any reason other than Seller's failure to make the deliveries required to be made under this Agreement at the Second Closing or breach by Seller of its obligations set forth in Section 6.13(e)(iv) that would result in a Material Adverse Change, Seller shall have the right to terminate this Agreement with respect to the Florida Station only and shall have the right to retain the Escrow Amount as liquidated damages and as the exclusive remedy of Seller for such failure of the Second Closing to take place, such amount being agreed to by the parties to constitute a reasonable estimate of the damage to be suffered by Seller as a result of such failure and does not constitute a penalty, the parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy; and (2) if the Second Closing has not taken place due to a failure or breach by Seller referred to in the preceding clause (1), Buyer shall reserve the right to terminate this Agreement with respect to the Florida Station only, and shall have the right to a return of the Escrow Amount and to pursue all legal or equitable remedies for breach of contract.

               (xiii) Buyer and Seller shall negotiate in good faith any other changes to this Agreement reasonably necessary to effectuate the intent of this
Section 6.13.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

     7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of that time except (1) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates (but also subject to clause (3) of this Section 7.1(a)), (2) for changes that are permitted or contemplated pursuant to this Agreement or (3) where the consequence of the matter set forth in such representation and warranty having failed to be true and accurate as of the date when made, on the Closing Date or on such earlier specified date would not result in a Material Adverse Change.

          (b) Covenants and Conditions. Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except to the extent that the consequence of the failure of Seller to have so performed or complied would not result in a Material Adverse Change.

          (c) Required Consents. All Required Consents shall have been obtained and delivered to Buyer.

          (d) FCC Consent. The FCC Consent shall have been granted; provided, however, that this condition shall not be deemed satisfied if a petition to deny or other material objection has been filed with the FCC with respect to the application for consent to assignment of the FCC Licenses by the License Subsidiaries to Buyer and there exists a significant risk that the FCC Consent will not become final (i.e., no longer subject to administrative or judicial review). In the event that as of the date scheduled for Closing, communications counsel to the Seller and to the Buyer disagree as to the existence of such a significant risk that the FCC Consent will not become final, then with two (2) business days of such date, the question will be referred to independent, outside communications counsel experienced in communications law, mutually satisfactory to Seller's and Buyer's counsel who shall be asked to resolve the disagreement within five (5) business days of his or her selection; and provided further that if such independent, outside communications counsel is not chosen within such two business day period, either Buyer or Seller may apply to the American Arbitration Association to appoint an independent, outside communications counsel. The parties agree that the decision of such counsel shall be binding on the parties hereto and that no party shall have any recourse against such counsel or his or her firm with respect to such decision.

          (e) HSR Act. The waiting period under the HSR Act shall have expired or terminated without adverse action by DOJ or the FTC to prevent the Closing and there shall not be pending any action instituted by the FTC or the DOJ under the HSR Act.

          (f) Legal Proceedings. No injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction shall be in effect that restrains or prohibits Buyer from consummating the transactions contemplated by this Agreement.

          (g) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

          (h) Licenses. The License Subsidiaries shall be the holder of all Material Licenses. There shall not have been any modification of any License that could have a material adverse effect on the business of any Station as presently conducted. Excluding any proceeding relating to the FCC Consent or disclosed on Schedule 3.14, no proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend or modify adversely any FCC License and that (1) is related specifically to Seller, the License Subsidiaries or the operation of Stations by Seller or the License Subsidiaries, and not to the television industry generally or similarly-situated television stations generally and not arising out of Buyer's qualifications, conduct or ownership of other Stations in the market, (2) if decided adversely would have a material adverse effect on the ability of Seller to operate any Station's Business as presently conducted, and (3) has a reasonable likelihood of being decided adversely.

          (I) Cash Flow. There shall not have been a decrease greater than six percent (6%) in the Cash Flow for the twelve month period ending on the last day of the calendar month immediately preceding the Closing Date from the Cash Flow from January 1, 1996 through December 31, 1996. For purposes of making the calculations set forth in the preceding sentence, if the Closing is scheduled to occur (a) on or after the 12th business day of the month, such calculations shall be based on the financial statements of Seller from the month immediately preceding the Closing and (b) prior to the 12th business day of the month, such calculations shall be based on the financial statements of Seller of the penultimate month prior to the Closing. Buyer shall have received the certificate set forth in Section 6.11 hereof on or prior to the time specified in Section 6.11.

     7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time except to the extent (1) any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates or (2) changes are permitted or contemplated pursuant to this Agreement.

          (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Required Consents. All Required Consents shall have been obtained.

          (d) FCC Consent. The FCC Consent shall have been granted; provided, however, that this condition shall not be deemed satisfied if a petition to deny or other material objection has been filed with the FCC with respect to the application for consent to assignment of the FCC Licenses by the License Subsidiaries to Buyer and there exists a significant risk that the FCC Consent will not become final (i.e., no longer subject to administrative or judicial review). In the event that as of the date scheduled for Closing, communications counsel to the Seller and to the Buyer disagree as to the existence of such a significant risk that the FCC Consent will not become final, then within two (2) business days of such dates the question will be referred to independent, outside communications counsel experienced in communications law, mutually satisfactory to Seller's and Buyer's counsel who shall be asked to resolve the disagreement within five (5) business days of his or her selection and provided further that if such outside, independent communications counsel is not chosen within such two business day period, either Buyer or Seller may apply to the American Arbitration Association to appoint such independent, outside communications counsel the parties agree that the decision of such counsel shall be binding on the parties hereto and that no party shall have any recourse against such counsel or his or her firm with respect to such decision.

          (e) HSR Act. The waiting period under the HSR Act shall have expired or terminated without adverse action by DOJ or the FTC to prevent the Closing and there shall not be pending any action instituted by the FTC or the DOJ under the HSR Act.

          (f) Legal Proceedings. No injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction shall be in effect that restrains or prohibits Seller from consummating the transactions contemplated by this Agreement.

          (g) WOFL/WOGX. Prior to or concurrent with the Closing hereunder, Buyer shall have either (1) transferred WOFL and WOGX into the WOFL/WOGX Trust pursuant to the WOFL/WOGX Trust Agreement or (2) sold WOFL and WOGX to a third party.

          (h) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.


SECTION 8.  CLOSING AND CLOSING DELIVERIES

     8.1  Closing.

          (a)  Closing Date.

               (1) Subject to (i) the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the Closing condition is imposed) on the date scheduled for Closing of the Closing conditions described in Section 7 hereof and (ii) the provisions of Section 9 hereof, the parties hereto shall be obligated to consummate the transactions contemplated hereby at the Closing of this Agreement, which shall take place at 10:00 a.m., Washington, D.C. time, on the date specified by Buyer to Seller on not less than five (5) business days nor more than ten (10) business days written notice following the date of release by the FCC of a public notice of its action granting the FCC Consent (or, if either such date is a Saturday, Sunday or federal holiday, on the next business day thereafter).

               (2) Notwithstanding the foregoing, if on the date otherwise scheduled for Closing pursuant to the preceding sentence, the conditions precedent set forth in Sections 7.1(c), 7.1(e), 7.1(f), 7.2(c), 7.2(e) or 7.2(f) have not been satisfied or the parties are awaiting resolution of communications counsel under Sections 7.1(d) or 7.2(d), as the case may be, the party for whose benefit such conditions have been imposed may elect to postpone the Closing, and the Closing shall thereafter take place on a date specified by written notice from such party, which date shall be not less than five (5) business days nor more than ten (10) business days after the satisfaction or waiver of such conditions precedent or resolution of communications counsel, as the case may be. The parties shall seek extensions of the FCC Consent that may be required for any such postponement of the Closing.

               (3) (I) Notwithstanding the foregoing, if, on the date otherwise scheduled for Closing pursuant to Section 8.1(a)(1) or (2), the condition precedent set forth in Section 7.1(a) has not been satisfied due to loss, damage, impairment, confiscation or condemnation of Assets constituting a Material Adverse Change, Seller shall give Buyer notice of such event. Buyer may by written notice to Seller given within 10 days of receipt of such notice from Seller either (I) give Seller ninety (90) days from the date of such notice from Buyer to repair, restore or replace such Assets with the proceeds of any insurance policy, judgment or award with respect thereto such that Buyer may satisfy the condition precedent set forth in Section 7.1(a), in which case the Closing will be postponed for a period of up to ninety (90) days from such notice from Buyer; provided that Seller shall have no obligation to make any repairs or restoration if it concludes such repairs or restoration are not commercially reasonable, or (II) proceed to close this Agreement and complete the repair, restoration and replacement of such damaged Assets after the Closing Date, in which event (A) Seller shall make all appropriate insurance claims and either deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets or assign the rights to such proceeds to Buyer if not yet paid over to Seller; (B) there shall be no adjustment to the Purchase Price; and (C) Seller shall have no further liability or responsibility in connection with such repair, restoration or replacement, or (III) terminate this Agreement, which termination shall be deemed a termination pursuant to Section 10.1(d) in which Buyer is not in default or breach in material respect of its obligations under this Agreement. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by Seller and Buyer after completion of restoration or repair.

               (ii) If before the Closing Date, due to damage or destruction of the assets, the regular broadcast transmission of any Station in the normal and usual manner is interrupted for a period of four (4) continuous days or more, Seller shall give prompt written notice thereof (the "Interruption Notice") to Buyer. Notwithstanding any provision contained in this Agreement to the contrary, upon receipt of the Interruption Notice by Buyer, either Buyer or Seller shall have the right, by giving prompt written notice thereof to the other party within two (2) business days of the date of the Interruption Notice, to postpone the Closing Date (whenever such date would otherwise be scheduled under the other applicable provisions of this Agreement), until the earlier of (I) not less than five (5) business days nor more than ten (10) business days after the date on which such problem is corrected and (ii) a date up to 90 days after the date of the Interruption Notice.

               (4) In no event shall the Closing hereunder occur later than January 23, 1998, except as provided above in Section 8.1(a)(3) and in Section 9.1.

          (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

     8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:
                                     - 54 -

          (a) Conveyancing Documents. Duly executed assignments and other conveyancing documents that are sufficient to convey and vest good and, in the case of owned Real Property, marketable, title to the Assets to the Buyer, free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. Such documents shall include, but shall not be limited to, the following:

               (I) assignment and assumption agreement;

               (ii) general warranty deeds (the "Deeds") in recordable form conveying fee simple title to all Real Property owned by Seller and used in the business of the Stations subject to Permitted Liens and without expanding the indemnity limitations set forth in this Agreement;

               (iii) assignments of the leases for the leased Real Property;

               (iv) assignment and acceptance of the FCC Licenses; and

               (v) bill of sale, including an assignment of Seller's interest set forth in Schedule 2.1 in Television Alliance Group, Inc.

          (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed by an officer of the general partner of Seller's general partner, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b);

          (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the Secretary of the general partner of Seller's general partner, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors and shareholders (if required) of the general partner of Seller's general partner, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

          (d) Consents. A copy of any instrument evidencing any Consent received;

          (e) Releases. Any mortgage discharges or releases of liens that are necessary in order for the Assets to be free and clear of all liens, mortgages or security interests, other than the Permitted Liens or a pay-off letter from Seller's senior lenders providing for such discharges and releases upon payment by Seller of the obligations owed to such lenders with the proceeds of the Estimated Purchase Price on the Closing Date;

          (f) Opinion of Counsel. An opinion of Dow, Lohnes & Albertson, dated as of the Closing Date, substantially in the form of Exhibit 8.2(f) hereto;
                                     - 55 -

          (g) Good Standing Certificates. A certificate as to the formation and good standing of Seller issued by the Secretary of State of the State of Delaware, dated not more than ten (10) days before the Closing Date, and certificates issued by an appropriate governmental authority as to the qualification of Seller to do business in Florida, Washington, Oregon, North Carolina and South Carolina, to the extent such certificates are available to foreign limited partnerships under applicable state law;

          (h) Indemnification Fund Agreement. The Indemnification Fund Agreement executed by Seller;

          (I) Certain Real Property Documents. Standard documentation (including a certified copy of the partnership agreement and certain affidavits of Seller) that may be reasonably requested of Seller by Buyer in connection with Buyer obtaining title policies relating to the Real Property and any estoppel certificates that may have been obtained by Seller relating to the Real Property leased to Seller;

          (j) Employee Information. A list, dated no more than three (3) business days prior to Closing, of all of the employees of the Stations and their salaries and bonuses; and

          (k) Other. Such other documents as may reasonably be requested by Buyer.

     8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

          (a)  Closing Payment.  The payment described in Section 2.6(a);

          (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by the President of Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(g);

          (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Secretary of Buyer, certifying that the resolutions, as attached to such certificate, were duly adopted by Board of Directors and shareholders (if required) of the Buyer, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

          (d) Assumption and Acceptance Agreements. Appropriate assumption and acceptance agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations arising after Closing under the Assumed Contracts and accept the FCC Licenses, including the assumption and acceptance agreements referenced in Section 8.2(a);
                                     - 56 -

          (e) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Exhibit 8.3(e) hereto;

          (f) Good Standing Certificate. A certificate as to the existence and good standing of Buyer issued by the Secretary of State of the State of organization of Buyer, dated not more than ten (10) days before the Closing Date, and certificates issued by the appropriate governmental authority as to the qualification of Buyer to do business in each jurisdiction in which such qualification is necessary for Buyer to own the Assets and operate the Stations;

          (g) Indemnification Fund Agreement. The Indemnification Fund Agreement executed by Buyer;

          (h) Evidence re WOFL and WOGX. Copies of the documentation evidencing that prior to or concurrent with the Closing hereunder Buyer has taken the actions set forth in Section 7.2(g); and

          (I) Other. Such other documents as may be reasonably requested by Seller.


SECTION 9.  TERMINATION

     9.1 Termination of Agreement. This Agreement may be terminated only as follows:

          (a)  at any time by mutual written consent of Seller and Buyer;

          (b) by either Buyer or Seller, if the terminating party is not in default or breach in any material respect of its obligations under this Agreement, if the Closing hereunder has not taken place on or before January 23, 1998, except where Closing has been postponed, but not terminated, pursuant to the provisions of Section 8.1(a)(3), in which case the applicable date shall be upon the expiration of the 90 day period referred to in Section 8.1(a)(3);

          (c) by Seller, if Seller is not in default or breach in any material respect of its obligations under this Agreement, if all the conditions in
Section 7.2 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 8.1 (as such date may be postponed pursuant to Section 8.1);

          (d) by Buyer, if Buyer is not in default or breach in any material respect of its obligations under this Agreement, if all the conditions set forth in Section 7.1 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 8.1 (as such date may be postponed pursuant to Section 8.1);
                                     - 57 -

          (e) by Seller, if Seller is not in default or breach in any material respect of its obligations under this Agreement such that Buyer's conditions precedent to Closing will not be satisfied and Buyer's other conditions precedent to Closing set forth in Section 7.1 are otherwise satisfied or could be satisfied at Closing by delivery of appropriate documentation, if (1) the conditions set forth in Section 7.2(g) have not been satisfied or waived prior to or concurrent with Closing, (2) the conditions set forth in Sections 7.1(d) or 7.2(d) have not been satisfied due to the failure of the FCC to approve an application for consent to assign the licenses of WOFL and WOGX either to a third party or to the trustee of the WOFL/WOGX Trust as contemplated by Section 6.1(c) or otherwise due to Buyer's ownership of WOFL or WOGX, by January 23, 1998 (or any extended date as provided for hereunder in Section 8.1(a)(3)) or
(3) the conditions set forth in Sections 7.1(e) or 7.2(e) have not been satisfied due to a concern relating to the assignment of the licenses of WOFL and WOGX either to a third party or to the trustee of the WOFL/WOGX Trust or otherwise due to Buyer's ownership of WOFL or WOGX, by January 23, 1998 (or any extended date as provided for hereunder in Section 8.1(a)(3)); or

          (f)  by Buyer or Seller pursuant to Section 6.12.

          Notwithstanding anything in this Section 9.1 to the contrary, if on January 23, 1998 (or any extended date as provided for hereunder in Section 8.1(a)(3)), the Closing has not occurred solely because any required notice period for Closing has not lapsed, such date shall be extended until the lapse of such period.

     9.2  Procedure and Effect of Termination.

          (a) In the event of termination of this Agreement by either or both of Buyer and/or Seller pursuant to Section 9.1, prompt written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to and without limiting any of the rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations under this Agreement. If this Agreement is terminated as provided herein:

               (1) None of the parties hereto nor any of their respective partners, directors, officers, shareholders, employers, agents, or Affiliates (including any shareholder, partner, director, officer, employee, agent or Affiliate of the general partner of the Seller or of the general partner of the Seller's general partner) shall have any liability or further obligation to the other party or any of their respective partners, directors, officers, shareholders, employees, agents, or Affiliates pursuant to this Agreement with respect to which termination has occurred, except for Seller and Buyer (but not including Seller's or Buyer's partners, directors, officers, shareholders, employers, agents, or Affiliates (or any shareholder, partner, director, officer, employee, agent or Affiliate of the general partner of the Seller or of the general partner of Seller's general partner)) as stated in Sections 3.18, 4.5, 6.4, 9.2(b) and 11.1 hereof; and

               (2) All filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other person to which made.

          (b)  (1)  If both (x) this Agreement is terminated pursuant to
Section 9.1 (other than as set forth in subsections(3) and (4) of this Section 9.2(b)) by any party for any reason and (y)(I) Seller shall be in breach in a material respect of any of its obligations, representations, warranties or covenants set forth in this Agreement or (ii) neither Buyer nor Seller shall be in breach in a material respect of any of their obligations, representations, warranties or covenants set forth in this Agreement, then and in that event, the Escrow Amount shall be returned to Buyer and if Seller shall be in breach in a material respect of any of its obligations, representations, warranties or covenants under this Agreement, Buyer shall have the right to pursue all legal or equitable remedies for breach of contract or otherwise;

               (2)  If both (x) this Agreement is terminated pursuant to
Section 9.1 (other than as set forth in subsections (3) and (4) of this Section 9.2(b)) by any party for any reason and (y) Buyer shall be in breach in a material respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, then and in that event, Seller shall have the right to receive the Escrow Amount as liquidated damages for and as the exclusive remedy of Seller as a consequence of Buyer's default (which aggregate amount the parties agree is a reasonable estimate of the damages that will be suffered by Seller and does not constitute a penalty, the parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy);

               (3)  If this Agreement is terminated by Seller pursuant to
Section 9.1(e), then in that event, Seller shall have the right to receive the Escrow Amount as liquidated damages for and as the exclusive remedy of Seller as a consequence thereof (which aggregate amount the parties agree will be suffered by Seller and does not constitute a penalty, the parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy);

               (4) If this Agreement is terminated pursuant to Section 9.1(f) by any party, then in that event the Escrow Amount shall be returned to Buyer and Buyer shall have no recourse against Seller, including no right to pursue any legal or equitable remedy for breach of contract or otherwise; and

               (5) Without limiting the generality of the foregoing, or any applicable law, neither Buyer, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition precedent set forth in Section 7 to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms hereof.

     9.3 Attorneys' Fees. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).


SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

     10.1 Survival. The representations and warranties of Buyer and Seller contained herein shall survive the Closing for a period of eighteen months after the Closing Date and shall terminate on such date, except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty (but not any others) shall survive until the resolution of such claim. Buyer's obligation to pay, perform or discharge the Assumed Liabilities shall survive until such Assumed Liabilities have been paid, performed or discharged in full. Any claim for indemnification in respect of a covenant or agreement of Buyer or Seller hereunder to be performed before the Closing shall be made before the expiration of the eighteen month anniversary of the Closing Date. The covenants and agreements of Seller contained herein and to be performed to any extent after the Closing Date shall survive the Closing for a period of eighteen months after the Closing Date and shall terminate on such date and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date must be made on or before such date. The covenants and agreements of Buyer contained herein to be performed in any respect after the Closing Date shall survive the Closing Date until fully discharged and performed.

     10.2 Indemnification by Seller. (a) After the Closing, Seller hereby agrees to indemnify, defend and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

               (1) Any and all losses, liabilities or damages resulting from any breach of any representation or warranty made pursuant to this Agreement, or any failure by Seller to perform any covenant of Seller set forth herein or in any certificate, document or instrument prepared by Seller and delivered to Buyer hereunder;
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

               (2) Any failure by Seller to pay, perform or discharge any and all liabilities of Seller not assumed by Buyer pursuant to the terms hereof;

               (3) Any litigation, proceeding or claim by any third party arising from the business or operations of the Assets by Seller prior to the Closing Date, except to the extent arising from obligations or liabilities that have been assumed by Buyer pursuant to this Agreement; and

               (4) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

For purposes of Section 10.2, such indemnity shall apply (x) regardless of whether Buyer had knowledge at any time of any breach or failure and (y) without giving effect to the qualifications set forth in Section 7.1(a)(3) or any other Material Adverse Change qualification.

          (b) Seller's obligation to indemnify Buyer pursuant to Section 10.2(a) shall be subject to all of the following limitations:

               (1) No indemnification shall be required to be made by Seller as the Indemnifying Party under Section 10.2(a) until the aggregate amount of damages of Buyer as Claimant exceeds Three Hundred Seventy-Five Thousand Dollars ($375,000) and then only with respect to the amount of such damages in excess of $375,000; provided, however, that such limitation shall not apply to claims made by Buyer with respect to (A) adjustments to the Purchase Price, (B) reimbursements made by Buyer under Section 6.9(h) hereof, or (C) defaults under any leases pursuant to which any of the leasehold Real Property included in the Assets is leased by Seller and with respect to which estoppel certificates were not obtained at or prior to Closing; and provided, further, that any amounts paid by Buyer under the first sentence of Section 6.12(c) up to $375,000 shall reduce the amount of such $375,000 deductible.

               (2) Buyer shall be entitled to indemnification only for those damages arising with respect to any claim as to which Buyer has given the Seller written notice within the appropriate time period set forth in Section
10.1 hereof for such claim.

               (3) Notwithstanding anything contained in this Agreement or applicable law to the contrary, Buyer agrees that the payment of any claim made by Buyer for indemnification hereunder, for whatever reason, shall be limited to, and shall only be made from, the Indemnification Amount, as such amount may have been reduced in accordance with the Indemnification Fund Agreement and, except for claims against the Indemnification Amount, after Closing, Buyer

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

waives and releases, and shall have no recourse against, Seller as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein, or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Stations. On the nine month anniversary of the Closing, the Indemnification Amount shall be reduced by $10,000,000 minus the sum of (I) the amount of any claims previously paid from the Indemnification Amount and (ii) an amount sufficient to satisfy any claims pending on such date made by Buyer with respect to indemnification under this Section 10 pursuant to the Indemnification Fund Agreement. On the eighteen month anniversary of the Closing, if no claim for indemnification is pending, the balance then remaining of the Indemnification Amount shall be paid by the Indemnification Escrow Agent to Seller by way of certified check or bank check. If on the eighteen month anniversary of the Closing Buyer has any indemnification claims pending with respect to indemnification under, an amount sufficient to satisfy such claims shall be retained by the Indemnification Escrow Agent and the remaining balance shall be remitted by the Indemnification Escrow Agent to Seller.

               (4) Following the Closing, the sole and exclusive remedy for Buyer for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of the Stations shall be a claim for indemnification pursuant to this Section 10.

               (5) Anything in this Agreement or any applicable law to the contrary notwithstanding, it is understood and agreed by Buyer that, other than with respect to Seller (but not including any partner, director, officer, employee, agent or Affiliate of Seller (including any shareholder, partner, director, officer, employee, agent or Affiliate of the general partner of the Seller or of the general partner of the Seller's general partner)) as expressly provided for in Section 10.2(b), no partner, director, officer, employee, agent or Affiliate of Seller (including any shareholder, partner, director, officer, employee, agent or Affiliate of the general partner of the Seller or of the general partner of the Seller's general partner) shall have (I) any personal liability to Buyer as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Stations or (ii) any personal obligation to indemnify Buyer for any of Buyer's claims pursuant to Section 10.2(a) and Buyer waives and releases and shall have no recourse against any of such parties described in this Section 10.2(b)(5) as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Stations.

     10.3 Indemnification by Buyer. (a) After the Closing, Buyer hereby agrees to indemnify, defend and hold Seller harmless against and with respect to, and shall reimburse Seller for:

               (1) Any and all losses, liabilities or damages resulting from any material breach of any representation or warranty made pursuant to this Agreement, or any material failure by Buyer to perform any covenant of Buyer set forth herein or in any certificate, document or instrument delivered to Seller under this Agreement;

               (2) Any failure by Buyer to pay, perform or discharge any and all Assumed Liabilities or any other liabilities of, or assumed by, Buyer pursuant to this Agreement;

               (3) Any litigation, proceeding or claim arising from the business or operations of the Assets on or after the Closing Date; and

               (4) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          (b) Buyer's obligation to indemnify Seller pursuant to Section 10.3(a) shall be subject to all of the following limitations:

              (1) Seller shall be entitled to indemnification only for those damages arising with respect to any claim as to which Seller has given Buyer written notice within the appropriate time period set forth in Section 10.1 hereof for such claim.

              (2) Anything in this Agreement any applicable law to the contrary notwithstanding, it is understood and agreed by Seller that, other than with respect to Buyer (but not including any director, officer, employee, agent or Affiliate of Buyer), as expressly provided for in Section 10.3(b), no director, officer, employee, agent or Affiliate of Buyer shall have (I) any personal liability to Seller as a result of the breach of any representation, warranty, covenant or agreement of Buyer contained herein or otherwise or (ii) personal obligation to indemnify Seller for any of Seller's claims pursuant to
Section 10.3(a), and Seller waives and releases and shall have no recourse against any one of such parties described in this Section 10.3(b)(2) as the result of the breach of any representation, warranty, covenant or agreement of Buyer contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Stations.

     10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:
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


          (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten business days after written notice of such action, suit, or proceeding was given to Claimant.

          (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof (including Sections 10.2(b) and 10.3(b)) and the terms of, and procedures set forth in, the Indemnification Fund Agreement. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity, as applicable, subject to the limitations of Sections 10.2(b) and 10.3(b).

          (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing and (so long as it gives the Indemnifying Party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) settle such claim, action or suit, and to recover from the Indemnifying Party


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



the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any third party claim, action or suit without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed.

          (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (e) Subject to the limitations set forth herein and without expanding the total liability of Buyer or Seller hereunder, the indemnification rights provided in Section 10.2 and Section 10.3 shall extend to the members, partners, shareholders, officers, directors, employees, agents and Affiliates of any Claimant although for the purpose of the procedures set forth in this
Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.


SECTION 11.  MISCELLANEOUS

     11.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party; provided, however, that all transfer taxes, recordation taxes, sales taxes and document stamps in connection with the transactions contemplated by this Agreement shall be paid by Buyer and all other filing fees (including all FCC and HSR Act filing fees), and other charges levied by any governmental entity in connection with the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by Seller. Buyer hereby waives compliance with the provisions of any applicable bulk transfer laws.

     11.2 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (I) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and
(iv) addressed as follows:

     To Buyer:           Meredith Corporation
                         1716 Locust Street
                         Des Moines, Iowa  50309-3023
                         Attention:  Mr. William T. Kerr, President and CEO
                         Telecopy:   515-284-3548
                         Telephone:  515-284-2591

     with a copy         Meredith Corporation
     (which shall        1716 Locust Street
     not constitute      Des Moines, Iowa  50309-3023
     notice) to:         Attention:  Thomas L. Slaughter, Esq., Vice President
                                     - General Counsel and Secretary
                         Telecopy:   515-284-3933
                         Telephone:  515-284-3056

     To Seller:          First Media Television, L.P.
                         400 Perimeter Center Terrace
                         Suite 975
                         Atlanta, Georgia  30346
                         Attention:  Mr. William A. Schwartz
                         Telecopy:   (770) 395-1007
                         Telephone:  (770) 395-1004

     and                 First Media, L.P.
                         11400 Skipwith Lane
                         Potomac, Maryland  20854-1609
                         Attention:  Ralph W. Hardy, Jr., Esq.
                         Telecopy:   (301) 983-2425
                         Telephone:  (301) 983-2424

     with a copy         Dow, Lohnes & Albertson
     (which shall        1200 New Hampshire Avenue, N.W.
     not constitute      Suite 800
     notice) to:         Washington, DC  20036-6802
                         Attention:  Ralph W. Hardy, Jr., Esq.
                                     and John T. Byrnes, Jr., Esq.
                         Telecopy:   (202) 776-2222
                         Telephone:  (202) 776-2700

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

     11.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.4 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Closing Date, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale contemplated by this Agreement and the consummation of the other transactions contemplated hereby, including executing and delivering such documents as the other party being advised by counsel shall reasonably request in connection with the consummation of this Agreement and the consummation of the other transactions contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered on the Closing Date.

     11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF GEORGIA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

     11.6 Entire Agreement. This Agreement, the Schedules hereto, and all documents, certificates and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought. Buyer acknowledges and agrees that Seller shall not be liable for or bound in any manner by, and Buyer has not relied upon, any express or implied, oral or written information (including any information circulated by Goldman, Sachs & Co.), warranty, guaranty, promise, statement, inducement, presentation or opinion (whether of, by or on behalf of Seller, any License Subsidiary, any broker or finder, or any officer, employee, agent or representative of any of the foregoing, or any other person) pertaining to the transactions contemplated hereby, the Seller, the License Subsidiaries, the Stations, the Assets, or any part of any of the foregoing (including, without limitation, the physical condition of the Stations or any of the Assets, or the uses which can be made of the same or the value thereof), except as is expressly set forth in this Agreement and all Schedules and Exhibits hereto and the representations and warranties in the certificate delivered by Seller pursuant to Section 8.2(b).

     11.7 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

     11.8 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

     11.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Seller as of the date first written above.

                              Buyer:

                              MEREDITH CORPORATION

                              By:     /s/ William T. Kerr
                                   -------------------------
                                   Name:   William T. Kerr
                                   Title:  President and CEO

                              Seller:

                              FIRST MEDIA TELEVISION, L.P.

                              By:  First Media, L.P., its General Partner

                                   By:  First Media Corporation,
                                        its General Partner

                                        By:    /s/ Richard E. Marriott
                                             ---------------------------
                                             Name:   Richard E. Marriott
                                             Title:  Chairman and CEO